AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 1996


                            REGISTRATION NO. 811-6408
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-1A

                             REGISTRATION STATEMENT

                                      UNDER

                       THE INVESTMENT COMPANY ACT OF 1940


                                 AMENDMENT NO. 4

                      ASTRA INSTITUTIONAL SECURITIES TRUST
                (FORMERLY PILGRIM INSTITUTIONAL SECURITIES TRUST)
               (Exact Name of Registrant as Specified in Charter)

                        750 B STREET, SAN DIEGO, CA 92101
               (Address of Principal Executive Offices) (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (800) 219-1080

                               PALOMBA WEINGARTEN
                           ATLAS HOLDINGS GROUP, INC.
                             9595 WILSHIRE BOULEVARD
                                   SUITE 1001
                             BEVERLY HILLS, CA 90212
               (Name and Address of Agent for Service of Process)

                                   COPIES TO:
                            JAMES F. JORDEN, ESQUIRE
                       JORDEN BURT BERENSON & JOHNSON LLP
                       1025 THOMAS JEFFERSON STREET, N.W.
                                 SUITE 400 EAST
                             WASHINGTON, D.C. 20007


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                                EXPLANATORY NOTE

     THIS REGISTRATION STATEMENT HAS BEEN FILED BY THE REGISTRANT PURSUANT TO
SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940. HOWEVER, BENEFICIAL INTERESTS IN THE REGISTRANT ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") BECAUSE SUCH INTERESTS WILL BE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS THAT DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(2) OF THE 1933 ACT. INVESTMENTS IN THE REGISTRANT MAY ONLY BE MADE BY INVESTMENT COMPANIES, INSURANCE COMPANY SEPARATE ACCOUNTS, COMMON OR COMMINGLED TRUST FUNDS OR SIMILAR ORGANIZATIONS OR ENTITIES THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY BENEFICIAL INTERESTS IN THE REGISTRANT.


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                                     PART A

ITEMS 1-3.  RESPONSES TO ITEMS 1 THROUGH 3 HAVE BEEN OMITTED  PURSUANT TO
            PARAGRAPH 4 OF INSTRUCTION F TO THE GENERAL INSTRUCTIONS TO
            FORM N-1A.

ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT.


     Astra Institutional Securities Trust ("AIST" or the "Trust") is an open-end management investment company (mutual fund) which was organized as Pilgrim Institutional Securities Trust ("PIST") pursuant to the laws of the State of Massachusetts on September 4, 1991. On March 17, 1995, the Board of Trustees of PIST approved an amendment to PIST's Declaration of Trust changing the name of PIST to Astra Institutional Securities Trust in consideration of an acquisition of the assets of several Pilgrim entities, not including PIST. The amendment to the Declaration of Trust was filed with the Commonwealth of Massachusetts and became effective on April 10, 1995.

     AIST consists of two series: Astra Institutional Adjustable U.S. Government Securities Portfolio (the "Government Securities Portfolio") and Astra Institutional Adjustable Rate Securities Portfolio (the "Adjustable Rate Portfolio") (individually, the "Portfolio" or collectively, the "Portfolios"). Beneficial interests in the Portfolios are issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolios may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This registration statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.


     The investment objective of the Government Securities Portfolio is to provide investors with high current income consistent with low volatility of principal. The Government Securities Portfolio seeks to achieve its investment objective by investing at least 65% of its assets in adjustable rate mortgage securities ("ARMS") representing an interest in mortgages which are issued or guaranteed by the U.S. Government, its agencies or instrumentalities ("U.S. Government Mortgage Securities"). The Government Securities Portfolio invests the remainder of its assets generally in mortgage securities, issued or sponsored by commercial banks, savings and loan associations, mortgage bankers or other financial institutions, that have no government guarantee and that are senior or subordinated to other mortgage securities arising out of the same pool of mortgages ("Multi-Class Residential Mortgage Securities"). The investment objective of the Adjustable Rate Portfolio is to seek high current income with lower volatility of principal than is characteristic of mutual funds that invest in fixed rate securities. The Adjustable Rate Portfolio seeks to achieve its objective by investing its assets in Multi-Class Residential Mortgage Securities. At least 65% of the Adjustable Rate Portfolio's total assets will be invested in ARMS. A majority of the Adjustable Rate Portfolio's assets will be invested generally in subordinated Multi-Class Residential Mortgage Securities ("Subordinated Residential Mortgage Securities"). The Adjustable Rate Portfolio will invest the remainder of its assets in mortgage securities which are issued or guaranteed by the U.S. Government, its agencies or instrumentalities ("U.S. Government Mortgage Securities") or which are collateralized by U.S. Government Mortgage Securities, and certain other mortgage securities. The Adjustable Rate Portfolio may, from time to time, invest less than a majority of its assets in Subordinated Residential Mortgage Securities in response to economic conditions. The investment objectives of the Portfolios are fundamental and may not be changed without the approval of the respective shareholders of each Portfolio.


     Moreover, Astra Management Corp. ("AMC"), the Portfolio's investment manager, has been managing the Adjustable Rate Portfolio to provide adequate cash reserve to satisfy the redemption requests of certain investment companies which invest all of its investable assets in the Adjustable Rate Portfolio, resulting in decreased ability to achieve the Portfolio's investment objective. While over the long term, AMC believes that the market will value such portfolio securities based primarily upon fundamental considerations of credit quality, prepayment rates and other such factors, with less emphasis on market conditions, there can be no




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assurance that such will be the case. Further fluctuation in the Adjustable
Rate Portfolio's net asset value may occur as a result of such factors as deteriorating or improving market conditions and liquidity and experience of portfolio securities.

     The Portfolios are registered as "non-diversified" investment companies. Nevertheless, in accordance with requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, each Portfolio may not purchase the securities of any one issuer if, as a result of such purchase, more than 5% of such Portfolio's total assets would be invested in the securities of such issuer at the end of any fiscal quarter, except that with respect to 50% of the Portfolio's total assets, the Portfolio may invest up to 25% of its total assets in the securities of any one issuer. Securities of the U.S. Government and securities of other regulated investment companies are not subject to any investment limitations. Since each Portfolio may invest a relatively high percentage of its assets in the obligations of a limited number of issuers, the value of each Portfolio's investments will be more affected by any single adverse economic, political or regulatory occurrence than will a diversified investment company.

     Each Portfolio intends to concentrate its investments in the asset-backed securities industry. This means that at least 25% of a Portfolio's investments will be in companies which issue asset-backed securities, such as Multi-Class Residential Mortgage Securities and residential mortgage loan pools. However, due to adverse economic conditions or for defensive purposes, a Portfolio may temporarily have less than 25% of the total value of its assets in that industry. Each Portfolio will follow this policy at all times because it is fundamental and may not be changed without a Majority Vote of such Portfolio's shares.

THE PORTFOLIOS INVEST IN THE FOLLOWING TYPES OF SECURITIES:

     (1) U.S. Government Mortgage Securities: The largest issuers or guarantors of mortgage securities today are the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), and the Federal Home Loan Mortgage Corporation ("FHLMC"). GNMA creates mortgage securities from pools of Government-guaranteed or insured (Federal Housing Authority or Veterans Administration) mortgages originated by mortgage bankers, commercial banks, and savings and loan associations. FNMA and FHLMC issue mortgage securities from pools of conventional and federally-insured and/or guaranteed residential mortgages obtained from various entities, including savings and loan associations, savings banks, commercial banks, credit unions, and mortgage bankers.

     The mortgage securities either issued or guaranteed by GNMA, FHLMC, or FNMA ("Certificates") are called pass-through Certificates because a pro rata share of both regular interest and principal payments (less GNMA, FHLMC, or FNMA fees and any applicable loan servicing fees), as well as unscheduled early prepayments on the underlying mortgage pool are passed through monthly to the holder of the Certificate (i.e., the Portfolios). The principal and interest on GNMA securities are guaranteed by GNMA and backed by the full faith and credit of the U.S. Government. FNMA guarantees full and timely payment of all interest and principal, while FHLMC guarantees timely payment of interest and ultimate collection of principal. Mortgage securities from FNMA and FHLMC are not backed by the full faith and credit of the United States; however, their close relationship with the U.S. Government makes them high quality securities with minimal credit risks. The yields provided by these mortgage securities have historically exceeded the yields on other types of U.S. Government Mortgage Securities with comparable maturities.

     (2) Multi-Class Residential Mortgage Securities: Multi-Class Residential Mortgage Securities are securities representing interests in pools of mortgage loans to residential home buyers made by lenders such as commercial banks, savings and loan associations and mortgage bankers. The underlying mortgage loans are secured by property consisting of single family and multi-family residential property. The Portfolios only invest in those mortgage securities with underlying mortgages representing first liens on the properties securing such mortgages. Unlike U.S. Government Mortgage Securities, such as those issued by GNMA, the payment of principal and interest on Multi-Class Residential Mortgage Securities is not guaranteed by the

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U.S. or any of its agencies or instrumentalities. The yields on Multi-Class
Residential Mortgage Securities, however, have been historically higher than the yields on U.S. Government Mortgage Securities. The Multi-Class Residential Mortgage Securities in which the Portfolio invests may be mortgage securities which have interest rates that reset at periodic intervals.

     Multi-Class Residential Mortgage Securities are issued with one or more classes subordinate in a specified manner as to the payment of principal thereof and interest thereon. As a result, losses on the underlying mortgage loans are borne by the holders of the Subordinated Residential Mortgage Securities before the holders of more senior mortgage securities. Accordingly, the stated yield of Subordinated Residential Mortgage Securities is greater than that of more senior Multi-Class Residential Mortgage Securities arising out of the same pool. The return on Subordinated Residential Mortgage Securities is, in turn, decreased by any realized losses incurred pursuant to the terms of the Subordinated Residential Mortgage Security. While the Portfolios invest in both senior Multi-Class Residential Mortgage Securities and Subordinated Residential Mortgage Securities, each Portfolio expects that a substantial portion of its investment in Multi-Class Mortgage Securities will be composed of Subordinated Residential Mortgage Securities. The senior Multi-Class Residential Mortgage Securities in which the Portfolios invest are rated at least A by Standard & Poor's Corporation or Moody's Investors Service. The Subordinated Residential Mortgage Securities in which the Portfolio invests are generally unrated and the Manager is not in the business of determining credit ratings. However, the Manager believes that the Subordinated Residential Mortgage Securities in which the Portfolio invests generally present credit risks similar to that of corporate debt securities rated BBB or Baa by Standard and Poor's Corporation and Moody's Investors Service, respectively, although it notes that certain recently rated BBB mortgage securities have a first loss protection somewhat greater and a yield somewhat lower than the Subordinated Residential Mortgage Securities in which the Portfolio typically invests.

     Multi-Class Residential Mortgage Securities represent a beneficial interest in a pool of mortgage loans or a pool of mortgage pass through securities often referred to as "mortgage assets." The mortgage assets are typically held by a trust. The beneficial interests are evidenced by certificates issued pursuant to a pooling and servicing agreement. The certificates are usually issued in multiple classes with the specific rights of each class set forth in the pooling and servicing agreement and the offering documents for the security. The pooling and servicing agreement is entered into by a trustee and a party who is responsible for pooling and conveying the mortgage assets to the trust, sometimes referred to as the depositor. It is the trustee's responsibility to act on behalf of and in the best interests of certificate holders by enforcing the provisions of the pooling and servicing agreement. Various administrative services related to the underlying mortgage loans, such as collection and remittance of principal and interest payments, administration of mortgage escrow accounts and collection of insurance claims are provided by servicers. A master servicer, who may be the depositor or an affiliate of the depositor, is generally responsible for supervising and enforcing the performance by the servicers of their duties and maintaining the insurance coverages required by the terms of the certificates. In some cases, the master servicer acts as a servicer of all or a portion of the mortgage loans.

     A type of Subordinated Residential Mortgage Security is sometimes called a "Special Hazard Certificate." Special hazard certificates are typically offered in conjunction with other classes of mortgage pass through certificates and constitute a subordinated class. With these securities, a holder bears some or all losses resulting from special hazard losses to the property securing the mortgages underlying the other class or classes of Multi-Class Residential Mortgage Securities arising out of the same pool of mortgages. To the extent that losses incurred on the underlying mortgage loans constitute special hazard losses, the rights of the special hazard certificate holders to receive distributions of principal and interest are subordinated to those of the certificate holders of the more senior classes of the series. A special hazard loss is a loss relating to a defaulting mortgage loan as to which all recoverable liquidation and insurance proceeds have been received. Depending on the particular terms of the certificates, special hazard losses are allocated first to the special hazard certificates holders and then to other certificate holders. Special hazard risks may include damage to mortgage properties caused by earthquakes, landslides, vandalism, or other risk not covered by other requisite insurance policies.


     Each Portfolio seeks to limit the risks presented by Subordinated Residential Mortgage Securities by reviewing and analyzing the characteristics of the mortgage loans underlying the Subordinated Residential Mortgage Securities that it acquires. Each Portfolio invests in Subordinated Residential Mortgage Securities when, in the judgment of AMC, the difference in stated yield on Subordinated Residential Mortgage Securities over that of the Senior Mortgage Securities exceeds the marginal risk assumed by the holders of the Subordinated Residential Mortgage Securities.


     The Portfolios seek to purchase Multi-Class Residential Mortgage Securities with underlying mortgage loans secured by property located in geographic regions that present favorable economic conditions. In this regard, the Manager considers and analyzes residential housing trends, employment information, demographic data and other information it deems relevant in evaluating a geographic region.

     The Portfolio may invest in Multi-Class Residential Mortgage Securities that represent an interest in mortgage pass-through securities.

THE ADJUSTABLE RATE PORTFOLIO MAY ALSO INVEST IN THE FOLLOWING TYPES OF
SECURITIES:

     (1) Collateralized Mortgage Obligations. The Portfolios may invest in collateralized mortgage obligations ("CMOs"). Collateralized mortgage obligations are debt obligations collateralized either by mortgage loans or mortgage pass-through securities (such collateral collectively being called "Mortgage Assets." Payments of principal and interest on the Mortgage Assets and any reinvestment income thereon provide the funds to pay debt service on the CMOs. CMOs may be issued by the U.S. Government, its agencies or instrumentalities or by private originators of or investors in mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment bankers and special purpose subsidiaries of such entities. Typically, CMOs are collateralized by GNMA certificates or other government mortgage-backed securities, but they may also be collateralized by whole loans or private mortgage pass-through securities. CMOs purchased by a Portfolio will be, at the time of purchase, rated at least A by either Standard & Poor's Corporation or Moody's Investors Service, or, if unrated, such instruments will be, in the opinion of the Manager, of comparable quality to A rated securities.

     In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of CMOs, also referred to as a "tranche," is issued at a specific fixed or floating coupon rate and has a stated maturity or final distribution date. Principal prepayments on the Mortgage Assets may cause the CMOs to be retired substantially earlier than their stated maturities or final distribution dates. Interest is paid or accrues on all classes of the CMOs (other than any "principal-only" class) on a monthly, quarterly or semi-annual basis. The principal and interest on the Mortgage Assets may be allocated among the several classes of a CMO in many ways. In a common structure, payments of principal (including any prepayments) on the Mortgage Assets are applied to the classes of the series of a CMO in the order of their respective stated maturities or final distribution dates, so that no payment of principal will be made on any class of CMO until all other classes having an earlier stated maturity or final distribution date have been paid in full.

     (2) Stripped Mortgage-Backed Securities. The Portfolios may invest in stripped mortgage-backed securities ("SMBS"). Stripped mortgage-backed securities are derivative multi-class mortgage securities and may be issued by agencies or instrumentalities of the U.S. Government or by private originators of or investors in mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment bankers and special purpose subsidiaries of the foregoing.

     SMBS are usually structured with two classes that receive different proportions of the interest and/or principal distributions on a pool of Mortgage Assets. A common type of SMBS will have one class receiving

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some of the interest and most of the principal from the Mortgage Assets, while the other class will receive most of the interest and the remainder of the principal. In the most extreme case, one class will receive all of the interest (the interest-only or "I0" class), while the other class will receive all of the principal (the principal-only or "PO" class). The yields to maturity on both PO and IO classes are extremely sensitive to the rate of principal payments (including prepayments) on the related underlying Mortgage Assets. If the underlying Mortgage Assets of an IO class of SMBS experience greater than anticipated prepayments of principal, an investor may fail to recoup fully its initial investment in these securities even if the securities are rated in the highest rating category. SMBS purchased by the Portfolio will be, at the time of purchase, rated at least A by either Standard & Poor's Corporation or Moody's Investors Service, or, if unrated, such instruments will be, in the opinion of the Manager, of comparable quality to A rated securities. The Staff of the Securities and Exchange Commission (the "Staff") takes the position that SMBS issued by the U.S. Government or its agencies or instrumentalities which are backed by fixed rate mortgages may be considered liquid securities as determined under guidelines and standards established by the Board of Trustees. The Staff considers SMBS not issued by the U.S. Government or its agencies or instrumentalities and SMBS not backed by fixed rate mortgages as illiquid securities. The Portfolio will treat these instruments as illiquid when testing its portfolio for compliance with the 15% limitation on illiquid investments.

         Although SMBS are purchased and sold by institutional investors through several investment bankers acting as brokers or dealers, these securities were developed only recently. As a result, established trading markets have not yet developed and, accordingly, these securities are still somewhat illiquid. In addition, these securities will experience greater volatility than mortgage securities in general.

RISKS OF MORTGAGE SECURITIES GENERALLY

     The yield characteristics of the mortgage securities differ from those of traditional debt securities. Among the major differences are that interest and principal payments are made more frequently on mortgage securities, usually monthly, and that principal may be prepaid at any time because the underlying mortgage loans or other assets generally permit prepayment at any time. Evaluating the risks associated with prepayment and determining the rate at which prepayments may occur depends on a number of factors. The rate of prepayment is influenced by a variety of economic, geographic, demographic, social and other factors including interest rate levels, changes in housing needs, net equity built by mortgagors in the mortgaged properties, job transfers, and unemployment rates. If a Portfolio purchases these securities at a premium, a prepayment rate that is faster than expected will reduce yield to maturity, while a prepayment rate that is slower than expected will have the opposite effect of increasing yield to maturity. Conversely, if a Portfolio purchases these securities at a discount, faster than expected prepayments will increase, while slower than expected prepayments will reduce, yield to maturity. Amounts available for reinvestment are likely to be greater during a period of declining interest rates and, as a result, are likely to be reinvested at lower interest rates than during a period of rising interest rates. Accelerated prepayments on securities purchased by a Portfolio at a premium also impose a risk of loss of principal because the premium may not have been fully amortized at the time the principal is repaid in full.

     The rate of principal payments on the certificates, the aggregate amount of each interest payment and the yield to maturity on the certificates are related to the rate of principal payments on the underlying mortgage loans. Such principal payments may be in the form of scheduled principal payments, prepayments by mortgagors, liquidations due to default, casualty, condemnation and certain events usually set forth in the related pooling and servicing agreement. The rate of prepayment may be influenced by a variety of economic, geographic, social and other factors. In general, however, if interest rates on comparable obligations were to fall below the mortgage rates on the underlying mortgage loans, which may be different from prevailing interest rates, the rate of prepayment would be expected to increase. Conversely, if prevailing rates on comparable obligations were to rise above the mortgage rates on the underlying mortgage loans, the mortgage loans would be expected to prepay at lower rates than if prevailing rates on comparable obligations were to remain at or below the mortgage rates on the underlying mortgage loans.

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     The mortgage securities in which the Portfolios invest differ from conventional bonds in that principal is paid back over the life of the mortgage securities rather than at maturity. As a result, the holder of the mortgage securities (i.e., the Portfolios) receives monthly scheduled payments of principal and interest and may receive unscheduled principal payments representing prepayments on the underlying mortgages. When the holder reinvests the payments and any unscheduled prepayments of principal it receives, it may receive a rate of interest which is lower than the rate on the existing mortgage securities. For this reason, mortgage securities are less effective than other types of U.S. Government securities as a means of "locking in" long-term interest rates.

     CMO classes may be structured in a manner that provides any of a wide variety of investment characteristics, such as yield, effective maturity and interest rate sensitivity. As market conditions change, however, and particularly during periods of rapid or unanticipated changes in market interest rates, the attractiveness of the CMO classes and the ability of the structure to provide the anticipated investment characteristics may be significantly reduced. Such changes in volatility in the market value, and in some instances reduced liquidity of the CMO classes.

RISKS OF SUBORDINATED RESIDENTIAL MORTGAGE SECURITIES

     Subordinated Residential Mortgage Securities generally are likely to be more sensitive to changes in prepayment and interest rates and the market for such securities may be less liquid than is the case for traditional debt securities and mortgage securities. In addition, while Subordinated Residential Mortgage Securities have a higher stated yield than traditional mortgage securities, holders of Subordinated Residential Mortgage Securities bear a greater risk of loss than do holders of senior or more traditional mortgage obligations. Such holders bear all or a portion of losses arising out of the underlying mortgage pool prior to senior holders bearing any such losses. The primary credit risk arising from a holder's subordination are the potential losses caused by liquidation due to defaults on the part of borrowers of the mortgages securing the instrument. This risk is usually greater during a period of declining or stagnant real estate values. There may be certain costs and delays associated with foreclosure. There is no assurance that the subsequent sale of the property will produce an amount equal to the sum of the unpaid principal balance of the loan as of the date the borrower went into default, the interest that was not paid during the foreclosure period and all foreclosure expenses, in which case the Portfolio may, depending on the nature of its subordination, suffer a loss equal to the difference between this amount and the liquidation proceeds. A Portfolio would generally realize such a loss in connection with a Subordinated Residential Mortgage Security only if the subsequent foreclosure sale of the property securing a mortgage loan does not produce an amount at least equal to the sum of the unpaid principal balance of the loan as of the date the borrower went into default, the interest that was not paid during the foreclosure period and all foreclosure expenses. A Subordinated Residential Mortgage Security may provide that a holder bears a portion or all of the risk of such losses resulting from (i) the decrease in value of the property caused by special hazard risks and/or (ii) all other losses resulting from the default by a borrower. Accordingly, distributions on Subordinated Residential Mortgage Securities may be reduced by realized losses.


     While losses on all mortgage loans in a pool are borne by the holders of Subordinated Residential Mortgage Securities before the holders of more senior mortgage securities arising out of the same pool of mortgages, each Portfolio seeks to limit the risks presented by such instruments by reviewing and analyzing the characteristics of the mortgage loans underlying the Subordinated Residential Mortgage Securities that it acquires and evaluating the likelihood of losses occurring. AMC has developed a set of guidelines to assist in the analysis of the mortgage loans underlying Subordinated Residential Mortgage Securities. Each pool purchase is reviewed against the guidelines. Each Portfolio seeks opportunities to acquire Subordinated Residential Mortgage Securities where in the view of AMC, the potential for a higher marginal yield on such instruments outweighs the additional risk presented by such instrument. In addition, the Manager seeks to increase yield to shareholders by taking advantage of perceived inefficiencies in the market for Subordinated Residential Mortgage Securities.

CHARACTERISTICS OF ADJUSTABLE RATE MORTGAGE SECURITIES

     General. ARMS are pass-through mortgage securities which are collateralized by mortgages with adjustable rather than fixed interest rates. ARMS have become an increasingly important form of residential financing. Generally, ARMS are mortgages that have a specified maturity date and which amortize principal much in the fashion of a fixed rate mortgage. In periods of declining interest rates there is a reasonable likelihood that ARMS will behave like fixed rate mortgages in that current levels of prepayments of principal on the underlying mortgages could accelerate. Unlike fixed-rate mortgages which generally decline in value during periods of rising interest rates, adjustable rate mortgage securities allow the Portfolio to participate in increases in interest rates through periodic adjustments in the coupons of the underlying mortgages, resulting in both higher current yields and lower price fluctuations. Furthermore, during periods of declining interest rates, income to the Portfolios derived from ARMs will decrease in contrast to the income on fixed rate mortgages which will remain constant. In addition, ARMs also have less potential for appreciation in value when interest rates decline than do fixed rate investments which tend to increase in value as interest rates decline. However, one difference between ARMS and fixed rate mortgages is that for certain types of ARMS, the rate of amortization of principal, as well as interest payments, can and does change in accordance with movements in a particular, prespecified, published interest rate index. The amount of interest due to an ARM security holder is calculated by adding a specified additional amount, the "margin," to the index, subject to limitations or "caps" on the maximum and minimum interest rate that is charged to the mortgagor during the life of the mortgage or to maximum and minimum changes to that interest rate during a given period. It is these special characteristics which are unique to adjustable rate mortgages that the Manager believes make them attractive investments in seeking to accomplish each Portfolio's objective.

     The market value of ARMS, like other U.S. Government securities, will generally vary inversely with changes in market interest rates, declining when interest rates rise and rising when interest rates decline. However, ARMS, while having less risk of a decline during periods of rapidly rising rates, may also have less potential for capital appreciation than other investments of comparable maturities due to the likelihood of increased prepayments of mortgages as interest rates decline. In addition, to the extent ARMS are purchased at a premium, mortgage foreclosures and unscheduled principal prepayments may result in some loss of the holders' principal investment to the extent of the premium paid. On the other hand, if ARMS are purchased at a discount, both a scheduled payment of principal and an unscheduled prepayment of principal will increase current and total returns and will accelerate the recognition of income which when distributed to shareholders will be taxable as ordinary income.

     The adjustable interest rate feature of the underlying mortgages generally will act as a buffer to reduce sharp changes in a Portfolio's net asset value in response to normal interest rate fluctuations. As the interest rates on the mortgages underlying a Portfolio's investments are reset periodically, yields of portfolio securities will gradually align themselves to reflect changes in market rates and should cause the net asset value of a Portfolio to fluctuate less dramatically than it would if a Portfolio invested in more traditional long-term, fixed-rate debt securities. However, during periods of rising interest rates, changes in the coupon rate lag behind changes in the market rate possibly resulting in a slightly lower net asset value until the coupon resets to market rates, which could take as long as one month to five years. Thus, investors could suffer some principal loss if they sold their shares of a Portfolio before the interest rates on the underlying mortgages are adjusted to reflect current market rates. During periods of extreme fluctuations in interest rates, a Portfolio's net asset value will fluctuate as well. Since most mortgage securities in each Portfolio's portfolio will generally have annual reset caps of 100 to 200 basis points, fluctuation in interest rates above these levels could cause such mortgage securities to "cap out" and to behave more like long-term fixed-rate debt securities and consequently to decrease in value.

     Historically, ARMS have had a higher default rate than fixed rate mortgages. Recently, however, most ARM originators have changed their underwriting procedures to ensure that applicants qualify for their mortgage amounts based on the "fully indexed" interest rate of the mortgage. In the past, many originators would qualify applicants based on the initial interest rate of the mortgage (commonly called a "teaser rate") which in most instances was substantially lower than the "fully indexed" interest rate. This procedure resulted in higher default and delinquency rates for ARMS than for fixed rate mortgages once the mortgages adjusted up to the "fully indexed" interest rate. The Manager believes that the curtailment of this practice by most originators will, over time, lead to a substantial narrowing in the default rates between fixed and adjustable rate mortgages.

     Caps and Floors. The underlying mortgages which collateralize the ARMS in which the Portfolios invest will frequently have caps and floors which limit the maximum amount by which the loan rate to the residential borrower may change up or down (1) per reset or adjustment interval and (2) over the life of the loan. Some residential mortgage loans restrict periodic adjustments by limiting changes in the borrower's monthly principal and interest payments rather than limiting interest rate changes. These payment caps may result in negative amortization. Negative amortization occurs when a loan payment does not keep pace with interest rates and is less than the interest due for the time period covered by such payment. The result is that the amount of the deficiency is added to the unpaid principal balance on the loan, increasing the outstanding amount of the loan notwithstanding the fact that the amount due has been paid.

     Resets. The interest rates paid on the ARMS in which the Portfolios invest generally are readjusted at intervals of one year or less to an increment over some predetermined interest rate index. There are two main categories of indices: those based on U.S. Treasury securities and those derived from a calculated measure such as a cost of funds index. Commonly utilized indices include the one-year, three-year and five-year constant maturity Treasury rates, the three-month Treasury Bill rate, the 180-day Treasury Bill rate, rates on longer-term Treasury securities, the 11th District Federal Home Loan Bank Cost of Funds, the National Median Cost of Funds, the one-month, three-month, six-month or one year London Interbank Offered Rate (LIBOR), the prime rate of a specific bank, or commercial paper rates. Some indices such as the one-year constant maturity Treasury rate, closely mirror changes in market interest rate levels. Others, such as the 11th District Home Loan Bank Cost of Funds index, tend to lag behind changes in market rate levels and tend to be somewhat less volatile.

Other Investment Policies of the Portfolios Include the Following:

     Hedging Transactions. The Portfolios may enter into various hedging transactions, such as engaging in interest rate swaps and interest rate futures transactions and purchasing and selling interest rate collars, caps and floors to protect against and potentially benefit from fluctuations in interest rates and to preserve a return or spread on a particular investment or portion of its portfolio. Hedging transactions may also be used to attempt to protect against possible declines in the market value of a Portfolio's assets resulting from downward trends in the debt securities markets (generally due to a rise in interest rates), to protect a Portfolio's unrealized gains in the value of its portfolio securities, to facilitate the sale of such securities or to establish a position in the securities markets as a temporary substitute for purchasing particular securities. Any or all of these techniques may be used at any time. There is no particular strategy that requires use of one technique rather than another. Use of any hedging transaction is a function of market conditions. Further hedging transactions may be used by the Portfolios in the future as they are developed or deemed by the Board of Trustees of PIST to be appropriate and to be in the best interest of investors in the Portfolios. The Portfolios intend to use these transactions as a hedge against interest rate fluctuations and not as speculative investments. Each Portfolio reserves the right, but have no current intention, to engage in options and futures transactions other than futures transactions on interest rates.

     Interest rate swaps involve the exchange with another party of commitments to pay or receive interest, e.g., an exchange of fixed rate payments for variable rate payments. The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor. An interest rate collar combines the elements of purchasing a cap and selling a floor. The collar protects against an interest rate rise above the maximum amount but gives up the benefits of an interest rate decline below the minimum amount. Neither Portfolio will enter into swaps, caps, collars or floors if, on a net basis, the aggregate notional principal amount with respect to such agreements exceeds the net assets of such Portfolio.

     An interest rate futures contract provides for the future sale and purchase of a specified amount of a certain debt security at a stated date, place and price. The Portfolio may enter into interest rate futures contracts to protect against fluctuations in interest rates effecting the value of debt securities that the Portfolio either holds or intends to acquire. The Portfolio will only enter into futures transactions on a national exchange. The Portfolio's use of such instruments will in all cases be consistent with the applicable regulatory requirements and, in particular, the rules and regulations of the Commodity Futures Trading Commission with which the Portfolio must comply in order to avoid registration as a commodity pool operator under the Commodity Exchange Act and any applicable state law.

     Inasmuch as these hedging transactions are entered into for good-faith risk management purposes, AMC and the Portfolios believe such obligations do not constitute senior securities. The staff ("the Staff") of the Securities and Exchange Commission (the "SEC") is presently considering its position with respect to swaps, caps, collars and floors as senior securities. Pending a determination by the Staff, the Portfolios will either treat caps, collars and floors as being subject to its senior securities restrictions or will refrain from engaging in caps, collars and floors. Once the Staff has expressed a position with respect to swaps, caps, collars and floors, the Portfolios intend to engage in swaps, caps, collars and floors, if at all, in a manner consistent with such position. The Portfolios will not treat swaps covered in accordance with applicable regulatory requirements as senior securities. The Portfolios will usually enter into interest rate swaps on a net basis, i.e., where the two parties make net payments with a Portfolio receiving or paying, as the case may be, only the net amount of the two payments. The net amount of the excess, if any, of a Portfolio's obligations over its entitlement with respect to each interest rate swap will be accrued and an amount of cash, U.S. Government Securities or other liquid high grade debt obligations having an aggregate net asset value at least equal to the accrued excess will be maintained by the Portfolio's custodian in a segregated account. If a Portfolio enters into a swap on other than a net basis, the Portfolio will maintain in the segregated account the full amount of the Portfolio's obligations under each such swap. The Portfolios may enter into swaps, caps, collars and floors with member banks of the Federal Reserve System, members of the New York Stock Exchange or other entities determined by AMC, pursuant to procedures adopted and reviewed on an ongoing basis by the Board of Trustees, to be credit worthy. If a default occurs by the other party to such transaction, a Portfolio will have contractual remedies pursuant to the agreements related to the transaction but such remedies may be subject to bankruptcy and insolvency laws which could affect such Portfolio's rights as a creditor.

     The swap market has grown substantially in recent years with a large number of banks and financial services firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the swap market has become relatively liquid. Caps, collars and floors are more recent innovations and they are less liquid than swaps. There can be no assurance, however, that a Portfolio will be able to enter into interest rate swaps or to purchase interest rate caps, collars or floors at prices or on terms AMC believes are advantageous to such Portfolio. In addition, although the terms of interest rate swaps, caps, collars and floors may provide for termination, there can be no assurance that a Portfolio will be able to terminate an interest rate swap or to sell or offset interest rate caps, collars or floors that it has purchased. Interest rate swaps, caps, collars and floors are considered by the Staff to be illiquid securities and, therefore, each Portfolio may not invest more than 15% of its assets in such instruments.

     The successful utilization of hedging and risk management transactions requires skills different from those needed in the selection of a Portfolio's portfolio securities and depends on AMC's ability to predict correctly the direction and degree of movements in interest rates. Although the Portfolios believe that use of the hedging and risk management techniques described above will benefit the Portfolios, if AMC's judgment about the direction or extent of the movement in interest rates is incorrect, a Portfolio's overall performance would be worse than if it had not entered into any such transactions. For example, if a Portfolio had purchased an interest rate swap or an interest rate floor to hedge against its expectation that interest rates would decline but instead interest rates rose, such Portfolio would lose part or all of the benefit of the increased payments it would receive as a result of the rising interest rates because it would have to pay amounts to its counterparts under the swap agreement or would have paid the purchase price of the interest rate floor. The Portfolios believe that AMC possesses the skills necessary for the successful utilization of hedging and risk management transactions.


     Other risks associated with the use of futures contracts are: (i) imperfect correlation between the change in the market value of the underlying commodity and the prices of futures contracts and options with the result that futures and options may fail as hedging techniques in cases where the price movements of the securities underlying the futures and options do not follow the price movements of a Portfolio's portfolio securities subject to a hedge; and (ii) possible lack of a liquid secondary market for a futures position when liquidation of that position is desired with the result that a Portfolio will likely be unable to control losses by closing its position where a liquid secondary market does not exist. In addition, because of the margin deposits normally required in futures trading, a high degree of leverage is typical of a futures trading account. As a result, a relatively small price movement in a futures contract may result in substantial losses to the trader (i.e., a Portfolio). Furthermore, many futures exchanges and boards of trade limit the amount of fluctuations permitted in futures contract prices during a single trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and potentially subjecting the Portfolio to substantial losses.

     New financial products continue to be developed and the Portfolios may invest in any such products to the extent consistent with their investment objectives and the regulatory and Federal tax requirements applicable to investment companies.

     When-Issued and Forward Commitment Securities. The Portfolios may purchase securities on a when-issued basis and may purchase or sell securities on a forward commitment basis in order to hedge against anticipated changes in interest rates and prices and/or secure a favorable rate of return. When such transactions are negotiated, the price is fixed at the time the commitment is made, but delivery and payment for the securities take place at a later date which may be a month or more after the date of the transaction. At the time the Portfolios make the commitment to purchase securities on a when-issued or forward commitment basis, it will record the transaction and thereafter reflect the value of such securities in determining its net asset value. At the time the Portfolios enter into a transaction on a when-issued or forward commitment basis, a segregated account consisting of cash, U.S. Government Securities or other liquid high grade debt obligations equal to the value of the when-issued or forward commitment securities will be established and maintained with the custodian and will be marked to the market daily. When-issued securities and forward commitments may be sold prior to the settlement date. If the Portfolios dispose of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it may experience a gain or loss due to market fluctuation. On the delivery date, the Portfolios will meet their obligations from securities that are then maturing or sales of the securities held in the segregated asset account and/or from then available cash flow. There is always a risk that the securities may not be delivered and that each Portfolio may incur a loss or will have lost the opportunity to otherwise invest the amount set aside for such transaction in the segregated asset account. Settlements in the ordinary course of business, which may take substantially more than five business days for mortgage-related securities, are not treated by the Portfolios as when-issued or forward commitment transactions and accordingly are not subject to the foregoing limitations even though some of the risks described above may be present in such transactions. Securities purchased on a when-issued, delayed delivery or forward commitment basis do not generally earn interest until their scheduled delivery date. The Portfolios are not subject to any percentage limit on the amount of its assets which may be invested in when-issued purchase obligations.

     Borrowing. A Portfolio may from time to time borrow money for the purpose of acquiring additional portfolio investments when it believes that the interest payments and other costs with respect to such borrowings or indebtedness will be exceeded by the anticipated total return (a combination of income and appreciation) on such investments. The amount of any such borrowing or issuance will depend upon market or economic conditions existing at that time. A Portfolio may also borrow in order to assure that it remains fully invested by using borrowed cash to purchase portfolio investments with the intent of repaying the borrowings from the proceeds of expected sales of its shares.

     A Portfolio may borrow money from banks on a secured or unsecured basis at variable or fixed rates. However, as prescribed by the Investment Company Act of 1940, each Portfolio will be required to maintain specified asset coverage of at least 300% with respect to any such bank borrowing immediately following any such borrowing or issuance. If at any time asset coverage falls below 300%, each Portfolio must, within three days (not including Sundays and holidays) reduce the amount of its borrowings until it has 300% coverage. The Portfolios may be required to dispose of portfolio investments on unfavorable terms if market fluctuations or other factors reduce the required asset coverage to less than the prescribed amount.

     In addition, a Portfolio may on a temporary basis issue a note or other evidence of indebtedness representing up to 5% of its assets at the time the loan is made. Such a borrowing must be privately arranged and not intended to be publicly distributed and is presumed to be for temporary purposes if it is repaid within 60 days.

     While, as stated above, a Portfolio will borrow money for the purpose of acquiring additional portfolio investments only when it believes that such borrowing will produce additional income to the Portfolio, the interest cost on the capital raised through leverage may exceed the interest on the assets purchased. A Portfolio may also be required to maintain minimum average balances in connection with borrowings or to pay a commitment or other fee to maintain a line of credit; either of these requirements will increase the cost of borrowing over the stated interest rate. Borrowings and the issuance of indebtedness create an opportunity to be more fully invested and to earn greater income per share. Any such borrowing or issuance is a speculative technique in that it will increase the Portfolio's exposure to capital risk. Such risks may be mitigated through the use of borrowings and issuances of indebtedness that have floating rates of interest. Unless the income and appreciation, if any, on assets acquired with borrowed funds or offering proceeds exceeds the cost of borrowing or issuing debt, the use of leverage will diminish the investment performance of a Portfolio compared with what it would have been without leverage.


     A Portfolio will not always borrow money or issue debt to finance additional investments. A Portfolio's willingness to borrow money and issue debt for investment purposes, and the amount it will borrow, will depend on many factors, the most important of which are the investment outlook, market conditions and interest rates. To the extent that a Portfolio invests borrowed money in short-term fixed-rate debt obligations, successful use of a leveraging strategy depends on AMC's ability to correctly predict interest rates and market movements over these short-term periods. There is no assurance that a leveraging strategy will be successful during any period in which it is employed.


     Loans of Portfolio Securities. Each Portfolio may make loans of its portfolio securities under certain circumstances. With the approval of the Trustees and subject to various conditions which may be imposed from time to time under various securities regulations, a Portfolio may lend its portfolio securities to qualified broker/dealers or other institutional investors provided that such loans do not exceed 10% of the value of such Portfolio's total assets at the time of the most recent loan, that the borrower deposits and maintains with such Portfolio at least 102% cash collateral and provided the portfolio securities loaned are "marked to market" daily. There are risks of delay in recovery and loss of rights and collateral should the borrower fail financially.

The lending of securities is a common practice in the securities industry. A Portfolio will engage in security loan arrangements with the primary objective of increasing its income through investment of the cash collateral in short-term interest bearing obligations, but will do so only to the extent consistent with its tax status as a regulated investment company. Such Portfolio will continue to be entitled to all interest on any loaned securities.

     Illiquid Securities. The Portfolios may purchase securities that are not registered ("restricted securities") under the Securities Act of 1933 ("1933 Act"), but can be offered and sold to "qualified institutional buyers" under Rule 144A under the 1933 Act. Each Portfolio expects that the Subordinated Residential Mortgage Securities in which it invests generally will be restricted securities.

     A Portfolio will not invest more than 15% of its assets in illiquid investments. The Portfolio will adhere to a more restrictive limitation on its investment in illiquid securities as required by the securities laws of those jurisdictions where shares of the Trusts are registered for sale. Illiquid securities include securities that are not readily marketable and restricted securities, unless the Trustees determine, based upon a continuing review of the trading markets for the specific restricted security, that such restricted securities are liquid. The Trustees may adopt guidelines and delegate to the Manager the daily function of determining and monitoring liquidity of restricted securities. The Trustees, however, retain oversight and will be ultimately responsible for the determinations. Since it is not possible to predict with assurance exactly how this market for restricted securities sold and offered under Rule 144A will develop, the Trustees will carefully monitor each Portfolio's investments in these securities, focusing on such important factors, among others, as valuation, liquidity and availability of information. This investment practice could have the effect of increasing the level of illiquidity in the Portfolios to the extent that qualified institutional buyers become for a time uninterested in purchasing these restricted securities. In such an event, the Trustees will consider appropriate remedies to maximize a Portfolio's liquidity and its ability to meet redemption requests within seven days.


     Significant increases in interest rates in 1994 resulted in a general decline in bond prices. In an environment of rapidly rising interest rates, while the interest rates on the underlying ARMs continue to reset, the value of ARM securities decline, because interest rates rise faster than resets occur. Typically it takes 45-60 days before interest rate resets are reflected in the Portfolio. In addition, the mortgages underlying the Portfolio's securities typically reset once a year, so it may be a full year before certain of the Portfolio's mortgages reset to reflect any increases in the interest rates.

     In 1995 U.S. short- and long-term interest rates generally declined. However, performance of the Portfolio was negatively affected by the lingering effects of the recessionary environment in California, which proved to be much deeper and more prolonged than originally anticipated. In particular, real estate values fell or remained at depressed levels, which led to increased credit risk and, in turn, resulted in increased default losses on a number of the subordinated mortgage securities backed by Southern California real estate held by the Portfolio.

     The performance of the Portfolio has been negatively affected by the interest rate conditions in the ARM securities market. As a result of the 1994 interest rate increases and declining bond prices, combined with negative publicity on the mortgage securities market and the higher than expected price volatility experienced with many mortgage-backed securities, mortgage funds industry-wide continued to experience heavy redemptions in 1995. As a result, ARM funds continued to liquidate subordinated mortgage securities to meet redemption requests. This resulted in an increased supply of subordinated mortgage securities in the market, bringing wider spreads over the relevant indices and reduced prices.

     The increase in redemptions along with adverse interest rate conditions in 1994 and deteriorating credit risks have caused the market for subordinated mortgage securities to be less liquid. Over the long term, AMC believes that the market will value portfolio securities based primarily upon fundamental considerations of credit quality, prepayment rates and other such factors, with less emphasis on market conditions. Yet there can be no assurance that such will be the case.

     The Staff has taken the position that special hazard certificates, interest rate swaps, caps, collars and floors and SMBS not issued by the U.S. Government or its agencies or instrumentalities and SMBS not backed by fixed rate mortgages should be deemed illiquid. Accordingly, each Portfolio currently treats these instruments as illiquid when testing its portfolio for compliance with the 15% limitation on illiquid investments.

     The purchase price and subsequent valuation of restricted securities normally reflect a discount from the price at which such securities trade when they are not restricted, since the restriction makes them less liquid. The amount of the discount from the prevailing market price is expected to vary depending upon the type of security, the character of the issuer, the party who bears the expenses of registering the restricted securities and prevailing supply and demand conditions.


     Portfolio Turnover. A Portfolio's portfolio turnover rate may vary from year to year, as well as within a year. The annual rates of the Government Portfolio's total portfolio turnover for the fiscal years ended October 31, 1994 and 1995 were 83% and 108% respectively. The annual rates of the Adjustable Rate Portfolio's total portfolio turnover for the fiscal years ended October 31, 1994 and 1995 were 61% and 45%, respectively. Annual portfolio turnover is defined as the lesser of total purchases or total sales divided by average portfolio value. A high rate of portfolio turnover (generally defined as 100% or more) involves correspondingly greater expenses than a lower rate, which expenses are borne by the Portfolios and their shareholders. Each Portfolio anticipates that its annual portfolio turnover rate generally will not exceed 100%.


     Temporary Defensive Positions. When maintaining a temporary defensive position, each Portfolio may invest its assets without limit in short-term U.S. Government and U.S. Government agency securities including, among others, FNMA and FHLMC short-term agency discount notes.

ITEM 5.  MANAGEMENT OF THE PORTFOLIO.


     The Trustees of AIST establish each Portfolio's policies and supervise and review the operations and management of each Portfolio. Astra Management Corporation ("AMC") provides investment management and administrative services to the Portfolios. Investment management decisions made by AMC are made by a committee with no one person being solely responsible for making recommendations to the committee. For furnishing the Portfolios with investment advice and investment management services with respect to each Portfolio's assets, including making specific recommendations as to the purchase and sale of portfolio securities, furnishing requisite office space and personnel, and in general supervising and managing each Portfolio's investments subject to the ultimate supervision and direction of the Trustees, AMC is paid monthly a fee equal to: (a) with respect to the Government Portfolio, 0.55% per annum of the average daily net assets of such Portfolio on the first $500 million of assets; 0.50% on net assets of such Portfolio from $500 million to $1 billion; and 0.45% on net assets of such Portfolio over $1 billion, and (b) with respect to the Adjustable Rate Portfolio, 0.65% per annum of the average daily net assets of such Portfolio on the first $500 million of assets; 0.60% on net assets of such Portfolio from $500 million to $1 billion; and 0.55% on net assets of such Portfolio over $1 billion. AMC will reduce its aggregate fees for any fiscal year, or reimburse the Portfolios or Trusts, to the extent required so that aggregate expenses do not exceed the expense limitations applicable under the securities laws or regulations of those states or jurisdiction in which the Trusts' shares are registered for sale. Expenses for purposes of these expense limitations include the management fee, but exclude brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, paid or incurred by the Trusts or the Portfolios. In addition, the state with the most restrictive expense limitation allows the exclusion of distribution expenses. For the fiscal year ended October 31, 1995, the total expenses paid by the Trust were approximately 1.09% of its average daily net assets for the Rate Portfolio and 0.86% of its average daily net assets for the Government Portfolio.

     AMC, formerly Pilgrim Management Corp. ("PMC"), was founded in 1964. It provides a number of mutual funds and other personal and institutional accounts with portfolio management services. It maintains a staff of experienced investment personnel and support facilities. Current assets under management exceed $200 million. AMC is a wholly-owned subsidiary of Atlas Holdings Group, Inc. (the "Atlas Group"), formerly Pilgrim Group Inc. ("PGI").

     Atlas Group is a financial services holding company and has its principal business address at 9595 Wilshire Boulevard, Suite 1001, Beverly Hills, CA 90212. It comprises several affiliated companies, including AMC and Astra Fund Distributors Corp. (the "Distributor") (whose principal business address is 750 B Street, Suite 2350, San Diego, California 92101), which provide advisory, distribution and administrative services to the Portfolios. Atlas Group is a Delaware corporation of which Palomba Weingarten, Chairman of the Board of Trustees of AIST, is the sole stockholder and Chief Executive Officer.

     On December 7, 1994, PGI, PMC, Palomba Weingarten, Chairman and Chief Executive Officer of PMC, and certain of PGI's affiliated companies (the "Companies") entered into an Acquisition Agreement with Express America Holdings Corporation ("Express America") pursuant to which the Companies sold to Express America identified assets of the Companies. Pursuant to the terms of the Acquisition Agreement, Express America did not acquire the assets of the Pilgrim Adjustable U.S. Government Securities Trusts or the Pilgrim Adjustable Rate Securities Trusts (the "Trusts"), which are series of Pilgrim Strategic Investment Series ("PSIS"). PSIS invests all of its investable assets in the Portfolios. On March 17, 1995, the Trustees approved an amendment to each of PSIS' and PIST's respective Declarations of Trust changing the name of PSIS to Astra Strategic Investment Series ("ASIS") and changing the name of PIST to Astra Institutional Securities Trust ("AIST"). Effective as of April 10, 1995, the Pilgrim Adjustable U.S. Government Securities Trusts and the Pilgrim Adjustable Rate Trusts changed their names to the Astra Adjustable U.S. Government Securities Trusts and the Astra Adjustable Rate Securities Trusts, all series of ASIS.

     The Distributor distributes shares for all of Astra Group's mutual funds and is a wholly-owned subsidiary of Atlas Group.

     The transfer agent for AIST is Investors Fiduciary Trust Company (the "Transfer Agent"). The principal business address of the Transfer Agent is c/o DST Systems, Inc., P.O. Box 419174, Kansas City, Missouri 64141.

     Under a sub-administration agreement between AMC and PFPC Inc. ("PFPC"), PFPC provides certain administrative services to the Trust, subject to the supervision of the Board of Trustees of AIST. Such services include regulatory compliance, assistance in the preparation and filing of amendments to AIST's registration statement with the Securities and Exchange Commission (the "Commission"), preparation of annual, semi-annual and other reports to shareholders and the Commission, filing of federal and state income tax returns, preparation of financial and managements reports, preparation of board meeting materials, preparation and filing of blue sky registrations and monitoring compliance with the amounts and conditions of each state qualification. In consideration of the services provided under the sub-administration agreement, AMC (not the Trust) has agreed to pay PFPC a monthly fee at the annual rate of
 .07% of the average net assets of the Trust subject to certain minimums, exclusive of out-of-pocket expenses.


ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES.


     The Portfolios are series of AIST, which was organized as a Massachusetts Business Trust on September 4, 1991. Each Portfolio consists of an unlimited number of shares of beneficial interest without par value.


     All shares of each Portfolio have equal voting rights. In the event of dissolution or liquidation, holders of each Portfolio's shares will receive pro rata, subject to the rights of creditors, the proceeds of the sale of the assets held. There are no preemptive or conversion rights applicable to any of the shares. Portfolio shares do not have cumulative voting rights and, as such, holders of at least 50% of the shares voting for Trustees can elect all Trustees and the remaining shareholders would not be able to elect any Trustees. The shares, when issued, will be fully paid and non-assessable. The Board of Trustees may create additional series (or classes of series) of the shares of AIST without shareholder approval. Any series of shares may be terminated by a vote of shareholders of such series entitled to vote or by Trustees of AIST by written notice to shareholders of such series.


     Generally, there will not be annual meetings of shareholders. Shareholders may remove Trustees from office by votes cast at a meeting of shareholders or by written consent. If requested by shareholders of at least 10% of a Portfolio's outstanding shares, such Portfolio will call a meeting of shareholders for the purpose of voting upon the question of removal of a Trustee or Trustees and will assist in communications with other shareholders as required by Section 16(c) of the 1940 Act.


     As used herein, the term "Majority Vote" means the affirmative vote of (a) more than 50% of the outstanding shares of a Portfolio or AIST, as appropriate, or (b) 67% or more of the shares present at a meeting if more than 50% of the outstanding shares of a Portfolio or AIST, as appropriate, are represented at the meeting in person or by proxy, whichever is less.

     Under Massachusetts law, shareholders could, under certain circumstances, be held liable for the obligations of AIST. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of AIST and requires the notice of such disclaimer be given to all parties in each agreement, obligation or instrument entered into or executed by AIST or the Trustees. The Declaration of Trust provides for indemnification out of the property of AIST for all loss and expense of any shareholder of AIST held liable on account of being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which AIST would be unable to meet its obligations wherein the complaining party was held not to be bound by the disclaimer.

     The Declaration of Trust further provides that the Trustees will not be liable for errors of judgment or mistakes of fact or law. However, nothing in the Declaration of Trust protects a Trustee against any liability to which the Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involving the conduct of his office. The Declaration of Trust provides for indemnification by AIST of the Trustees and officers of AIST except with respect to any matter as to which such person did not act in good faith in the reasonable belief that his action was in or not opposed to the best interests of the AIST. Such person may not be indemnified against any liability to AIST or the shareholders of AIST to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust also authorizes the purchase of liability insurance on behalf of Trustees and officers.

     Any conflict of interest arising between ASIS and AIST will be resolved by the Trustees of ASIS and AIST in accordance with their fiduciary responsibilities imposed by the Investment Company Act of 1940 and Massachusetts law. Absent the adoption of procedures reasonably appropriate to deal with conflicts of interest, state securities regulations generally do not permit the Trustees of AIST to be the same individuals as the Trustees of ASIS. The Trustees of ASIS and AIST, including a majority of disinterested Trustees (as that term is defined in the Investment Company Act of 1940, as amended), have adopted procedures that they believe are reasonably appropriate to deal with any potential conflicts of interest up to and including creating a separate Board of Trustees.

     Shareholder inquiries should be directed to the Shareholder Servicing Agent, DST Systems, Inc. (800-441-7267).


     Distributions. Income dividends will be declared daily and paid monthly. Each Portfolio intends to declare or distribute sufficient dividends from its net investment income and/or net capital gain income in order to avoid the imposition of a 4% excise tax.


     A shareholder may choose from the following three distribution options:

     (1) The Share Option: The Share Option reinvests income dividends and/or capital gains distributions, if any, in additional shares. If no option is selected, income dividends (and capital gains, if any) will be reinvested in additional shares of a Portfolio. Income dividends and/or capital gains will be reinvested at the net asset value as of the reinvestment date for the distribution.

     (2) The Cash Option: With the Cash Option, a shareholder may receive income dividends and/or capital gains distributions in cash. If this option is selected and the U.S. Postal Service cannot deliver payment checks, or if such checks remain uncashed for 6 months, the money will be reinvested in the shareholder's account at the then-current net asset value and the shareholder's election will be converted to reinvesting both income dividends and capital gain distributions in additional shares.


     (3) The Transfer Option: If a shareholder is also a shareholder in any of the other Astra Funds distributed by the Distributor, the Transfer Option permits income dividends and capital gains distributions of a Portfolio to be automatically invested in shares of any of the Astra Funds shares which are held by a shareholder at the applicable net asset value. If this option is selected, the minimum investment requirements for additions to an existing account will be waived.

     A shareholder must specify which option is desired when placing an order or submitting an application. The tax consequences of distributions (described below) are the same whether a shareholder chooses to receive them in cash or to reinvest them in additional shares of a Portfolio or another Astra Fund.


     Taxation of the Portfolios. Each Portfolio is treated as a separate entity for federal income tax purposes. Each Portfolio intends to elect to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). By distributing all of its net investment income and net realized short-term and long-term capital gain for a fiscal year in accordance with the timing requirements imposed by the Code and by meeting certain other requirements relating to the sources of its income and diversification of its assets, each Portfolio should not be liable for federal income or excise taxes.

     Taxation of Shareholders. For federal income tax purposes, any income dividends which a shareholder receives from a Portfolio, as well as any distributions derived from the excess of net short-term capital gain over net long-term capital loss, are treated as ordinary income whether elected to be received in cash or in additional shares. Distributions derived from the excess of net long-term capital gain over net short-term capital loss are treated as long-term capital gain regardless of the length of time a shareholder has owned shares and regardless of whether such distributions are received in cash or in additional shares. Pursuant to the Code, certain distributions which are declared in October, November or December but which, for operational reasons, may not be paid to the shareholder until the following January, will be treated for tax purposes as if received by the shareholder on December 31 of the calendar year in which they are declared.

     Redemptions and exchanges of a Portfolio's shares are taxable events on which a shareholder may realize a gain or loss. All or a portion of a loss realized upon a redemption of shares will be disallowed to the extent other shares of such Portfolio are purchased (through reinvestment of dividends or otherwise) within

30 days before or after such redemption. Any loss realized upon the redemption of shares within six months from the date of their purchase will be treated as a long-term capital loss to the extent of amounts treated as distributions of net long-term capital gain during such six-month period.


     Each Portfolio may be required to report to the Internal Revenue Service any taxable dividend or other reportable payment (including share redemption proceeds) and withhold 31% of any such payments made to individuals and other non-exempt shareholders who have not provided a correct taxpayer identification number and made certain required certifications that appear in the shareholder application form. A shareholder may also be subject to backup withholding if the IRS or a broker notifies a Portfolio that the number furnished by the shareholder is incorrect or that the shareholder is subject to backup withholding for previous under-reporting of interest or dividend income.

         Shareholders should consult their tax advisors with respect to the applicability of state and local income taxes to distributions and redemption proceeds received from the Trust. Distributions by the Trust to shareholders who are nonresident aliens or foreign corporations may be subject to U.S. withholding taxes. Such shareholders should consult with their financial or tax advisors regarding the applicability of U. S. withholding taxes to distributions received by them from the Trust.


ITEM 7.  PURCHASE OF SECURITIES BEING OFFERED.


     Shares of the Portfolios may be purchased by institutions, such as investment companies, banks, thrift institutions, credit unions, trust companies, corporations and other institutional entities. The minimum initial investment is $1,000,000 and the minimum subsequent investment is $250,000, but these requirements may be changed or waived at any time at management's discretion. Shares of the Portfolios are made available through selected financial service firms such as broker-dealer firms and banks ("Firms") who have signed agreements with the Distributor (whose principal business address is 750 B Street, Suite 2350, San Diego, California 92101), the placement agent. The Distributor compensates these Firms at a rate of up to .25% of purchase payments for shares. Shares may also be purchased by check or wire directly to the Transfer Agent. Each Portfolio's offering price is the net asset value next determined after an order is received.

     An investor will become a shareholder of record as of the close of business on the day on which a purchase order is accepted by the Distributor or the Transfer Agent. However, shareholders will not be credited with any return on an investment until payment has been converted to Federal funds by the Transfer Agent or a Portfolio's Custodian Bank, which may take up to three days.

     Purchases By Wire. Purchases of shares of the Adjustable Rate Portfolio by wire transfer should be directed to "Investors Fiduciary Trust Co. ABA 101003621 for credit to Astra Institutional Adjustable Rate Securities Portfolio as instructed by the Distributor. Purchases of shares of the Government Securities Portfolio by wire transfer should be directed to "Investors Fiduciary Trust Co. ABA 101003621 for credit to Astra Institutional Adjustable U.S. Government Securities Portfolio as instructed by the Distributor.

     For initial purchase by Federal funds wire, a shareholder must first obtain an account number by telephoning a Portfolio at 800-441-7267. A shareholder may then instruct his bank to wire funds as described above. After an account number has been received and funds have been wired, the application form must be completed and, with respect to the Adjustable Rate Portfolio, sent to:

                           Astra Institutional Adjustable Rate
                             Securities Portfolio
                           DST Systems, Inc.
                           P.O. Box 419174
                           Kansas City, MO 64141
                           Attn:  Order Department
or, with respect to the Government Securities Portfolio, sent to:


                           Astra Institutional Adjustable U.S.
                             Government Securities Portfolio
                           DST Systems, Inc.
                           P.O. Box 419174
                           Kansas City, MO 64141
                           Attn:  Order Department


     This procedure is for the protection of shareholders. A Portfolio will not honor orders for redemptions until it receives the proper authorizations.

     Shares purchased by Federal funds wire will be purchased at the close of business on the day on which the Federal funds wire is received and, if the wire is received before 12:00 noon New York time, the shares will be entitled to dividends on that business day. Shares purchased by Federal funds wire received after 12:00 noon New York time will be entitled to dividends on the next business day.

     Purchase By Check. An initial investment made by check must be accompanied by an Application, completed in its entirety. Additional shares of a Portfolio may also be purchased by sending a check payable to such Portfolio, along with information regarding a shareholder's account, including the account number, to the Transfer Agent. All checks should be drawn only on U.S. banks in U.S. funds, in order to avoid fees and delays. A charge may be imposed if any check submitted for investment does not clear.


     Valuation. The net asset value and offering price of shares of a Portfolio are determined once daily as of the close of trading on the New York Stock Exchange during a Portfolio's "business day," which is any day on which the Exchange is open for business. The net asset value of a Portfolio serves as the basis for the purchase and redemption price of Portfolio shares. The net asset value is also used in calculating the fee paid to AMC.

     Calculation of Net Asset Value. Net asset value is calculated by dividing the value of a Portfolio's portfolio securities, plus any cash or other assets less all liabilities, by the number of shares outstanding. The securities held in a Portfolio's portfolio will be valued by using market quotations, or independent pricing services which use prices provided by market-makers or estimates of market values obtained from yield data relating to instruments or securities with similar characteristics. Securities for which reliable quotations or pricing services are not readily available and all other assets will be valued at their respective fair value as determined in good faith by, or under procedures established by, the Trustees, which procedures may include the delegation of certain responsibilities regarding valuation to the officers of AIST. The officers of AIST report, as necessary, to the Trustees regarding portfolio valuation determination.

     Short-term securities with less than sixty days remaining to maturity when acquired by a Portfolio will be valued on an amortized cost basis by such Portfolio when the Trustees have determined that amortized cost is fair value. If a Portfolio acquires such securities with more than sixty days remaining to maturity, they will be valued at current market value (using the mean of the bid and the asked prices) until the 60th day prior to maturity, and will then be valued on an amortized cost basis based upon the value on such date unless the Board determines during such 60-day period that this amortized cost basis does not represent fair value.


ITEM 8.  REDEMPTION OR REPURCHASE.

     Shares of a Portfolio will be redeemed at the net asset value next determined after receipt of a redemption request in good form on any day the New York Stock Exchange is open for business, reduced by the amount of any Federal income tax required to be withheld. Shares of a Portfolio may be redeemed in the following ways:

     (1) Redemptions by Mail. A written request for redemption (or an endorsed share certificate, if issued) must be received by the Transfer Agent to constitute a valid tender for redemption. It will also be necessary for corporate investors and other associations to have an appropriate certification authorizing redemptions by a corporation or an association on file before a redemption request will be considered in proper form. The Transfer Agent may also require a signature guarantee by an eligible guarantor as stipulated in Rule 17 Ad-15(a)(2) under the Securities Exchange Act of 1934. To determine whether a signature guarantee or other documentation is required, shareholders may call the Shareholder Servicing Agent at (800) 441-7267.

     (2) Redemption by Wire or Telephone. Brokers, dealers, or other sales agents may communicate redemption orders by wire or telephone. These firms may charge for their services in connection with redemption requests but neither of the Portfolios nor the Distributor imposes any such charges.


     (3) Expedited Redemption. Payment of redemption requests (of a specified amount or more) may be wired or mailed directly to a domestic commercial bank account that a shareholder has previously designated. Normally, such payments will be transmitted on the second business day following receipt of the request (provided redemptions may be made). If no share certificates have been issued, a wire redemption by telephone or wire to the Transfer Agent may be requested. For telephone redemptions, a shareholder must call the Transfer Agent at (800) 441-7267.

     Payment to shareholders for shares redeemed or repurchased will be made within seven days after receipt by the Portfolio's Transfer Agent. A Portfolio may delay the mailing of a redemption check until the check used to purchase the shares being redeemed has cleared, which may take up to 15 days or longer. To reduce such delay, each Portfolio recommends that all purchases be made by bank wire Federal funds. A Portfolio may suspend the right of redemption under certain extraordinary circumstances in accordance with the Rules of the SEC. Each Portfolio reserves the right upon 30-days' written notice to redeem, at net asset value, the shares of any shareholder whose account (except for IRAs) has a value of less than $1,000,000 other than as a result of a decline in the net asset value per share.

ITEM 9.  PENDING LEGAL PROCEEDINGS.


     Certain class action lawsuits, the first of which was filed on December 19, 1994 (entitled Lisa Liottali, on behalf of herself and all others similarly situated v. Pilgrim Adjustable Rate Securities Trust I-A, Pilgrim Institutional Securities Trust, Pilgrim Management Corporation, Pilgrim Group, Inc. and Palomba Weingarten), are pending in the United States District Court for the Central District of California in which Pilgrim Group, Inc., Pilgrim Management Corporation, Pilgrim Distributors Corp., Pilgrim Institutional Securities Trust ("PIST"), Pilgrim Strategic Investment Series ("PSIS") (and certain series funds of PSIS) (predecessors to the Atlas Group, AMC, the Distributor, AIST and ASIS) and certain past and present Trustees and officers of AIST and ASIS are defendants. These actions, which were consolidated in March 31, 1995, in an action entitled In Re: Pilgrim Securities Litigation, principally allege violations of the Securities Act of 1933 and the Investment Company Act of 1940 and relate primarily to disclosure in certain of PSIS' funds concerning pricing and liquidity of portfolio securities. Management believes the Complaints are without merit and intends to vigorously defend these actions.

     Investors in the Portfolios will be informed of its progress through periodic reports. Financial statements certified by independent public accounts will be submitted to shareholders at least annually. A copy of a current list of investments comprising the Portfolios as of the close of business on the last day of each month may be obtained by written request to AIST, together with a stamped, self-addressed envelope.


     Shareholder inquiries should be directed to the Shareholder Servicing Agent, DST Systems, Inc. (800-441-7267).

                                     PART B

ITEM 10. COVER PAGE.

         Not applicable.

ITEM 11. TABLE OF CONTENTS.

                                                                           Page
                                                                          ----
         General Information and History ...............................    B-1
         Investment Objective and Policies .............................    B-1
         Management of the Portfolio ...................................    B-6
         Control Persons and Principal Holders
           of Securities ...............................................    B-7
         Investment Advisor and Other Services .........................    B-8
         Brokerage Allocation and Other Practices ......................    B-9
         Capital Stock and Other Securities ............................   B-10
         Purchase, Redemption and Pricing of
           Securities Being Offered ....................................   B-11
         Tax Status ....................................................   B-13
         Underwriters ..................................................   B-16
         Calculation of Performance Data ...............................   B-16
         Financial Statements ..........................................   B-18



ITEM 12. GENERAL INFORMATION AND HISTORY.


     On December 7, 1994, PGI, PMC, Palomba Weingarten, Chairman and Chief Executive Officer of PMC, and certain of PGI's affiliated companies (the "Companies") entered into an Acquisition Agreement with Express America Holdings Corporation ("Express America") pursuant to which the Companies sold to Express America identified assets of the Companies. Pursuant to the terms of the Acquisition Agreement, Express America did not acquire the assets of PIST, the Pilgrim Adjustable U.S. Government Securities Trusts or the Pilgrim Adjustable Rate Securities Trusts (the "Trusts"), which are series of Pilgrim Strategic Investment Series ("PSIS"). PSIS invests all of its investable assets in the Portfolios. On March 17, 1995, the Trustees approved an amendment to each of PSIS' and PIST's respective Declarations of Trust changing the name of PSIS to Astra Strategic Investment Series ("ASIS") and changing the name of PIST to Astra Institutional Securities Trust ("AIST"). Effective as of April 10, 1995, the Pilgrim Adjustable U.S. Government Securities Trusts and the Pilgrim Adjustable Rate Trusts changed their names to the Astra Adjustable U.S. Government Securities Trusts and the Astra Adjustable Rate Securities Trusts, all series of ASIS.


ITEM 13. INVESTMENT OBJECTIVE.

     Mortgage Securities Generally. Mortgage securities represent a direct or indirect participation in, or are secured by and payable from, mortgage loans secured by real property. There are three basic types of mortgage securities:
(1) those issued or guaranteed by the U.S. government, its agencies or instrumentalities, such as the Government National Mortgage Association, the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation; (2) those issued by private issuers that are collateralized by U.S. government mortgage securities and (3) those issued by private issuers that are collateralized by mortgage loans without a government guarantee but that usually have some form of private credit enhancement.

     Since the inception of the mortgage pass-through security in 1970, the market for mortgage securities has expanded considerably. The size of the primary issuance market, and active participation in the secondary market by securities dealers and many types of investors, makes government and government-related pass-through pools highly liquid. Yields on pass-through securities are typically quoted by investment dealers and vendors based on the maturity of the underlying instruments and the associated average life assumption. The average life of pass-through pools varies with the maturities of the underlying mortgage loans. In addition, a pool's term may be shortened by unscheduled or early payments of principal on the underlying mortgages. The occurrence of mortgage prepayments is affected by various factors, including the level of interest rates, general economic conditions, the location and age of the mortgage and other social and demographic conditions. Because prepayment rates of individual pools vary widely, it is not possible to predict accurately the average life of a particular pool. For pools of fixed rate 30-year mortgages, a common industry practice has been to assume that prepayments will result in a 12-year average life. At present, pools (particularly those with loans with other maturities or different characteristics) are priced on as assumption of average life determined for each pool. In periods of falling interest rates, the rate of prepayment tends to increase, thereby shortening the actual average life of a pool of mortgage-related securities. Conversely, in periods of rising rates the rate of prepayment tends to decrease, thereby lengthening the actual average life of the pool. However, these effects may not be present, or may differ in degree, if the mortgage loans in the pool have adjustable interest rates or other special payment features. Actual prepayment experience may cause the yield of mortgage-backed securities to differ from the assumed average life yield. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield of a Portfolio.

     The coupon rate of interest on mortgage securities is lower than the interest rates paid on the mortgages included in the underlying pool due to the annual fees paid to the servicer of the mortgage pool for passing through monthly payments to certificate holders. Actual yield to the holder may vary from the coupon rate if the mortgage securities are purchased at a premium or discount or traded in the secondary market at a premium or discount.

     Each Portfolio will only purchase mortgage securities issued by persons that are governmental agencies or instrumentalities, fall outside of the definition of investment company under the Investment Company Act of 1940, are excluded from such definition pursuant to such sections 3(b) or 3(c) or other provision of such Act, unless such purchase is made consistent within the limits of Section 12(d) of the Act.

CHARACTERISTICS OF MULTI-CLASS MORTGAGE SECURITIES

     The Certificates. In general, a series of certificates is issued in multiple classes with a stated maturity or final distribution date. One or more classes of each series may be entitled to receive distributions allocable only to principal, principal prepayments, interest or any combination thereof prior to one or more other classes, or only after the occurrence of certain events, and may be subordinated in the right to receive such distributions on such certificates to one or more senior classes of certificates. The rights associated with each class of certificates are set forth in the applicable pooling and servicing agreement, form of certificate and offering documents for the certificates.

     The subordination terms are usually designed to decrease the likelihood that the holders of senior certificates will experience losses or delays in the receipt of their distributions and to increase the likelihood that the senior certificate holders will receive aggregate distributions of principal and interest in the amounts anticipated. Generally, pursuant to such subordination terms, distributions arising out of scheduled principal, principal prepayments, interest or any combination thereof that otherwise would be payable to one or more other classes of certificates of such series (i.e., the subordinated certificates) are paid instead to holders of the senior certificates. Delays in receipt of scheduled payments on mortgage loans and losses on defaulted mortgage loans are typically borne first by the various classes of subordinated certificates and then by the holders of senior certificates.

     In some cases, the aggregate losses in respect of defaulted mortgage loans which must be borne by the subordinated certificates and the amount of the distributions otherwise distributable on the subordinated certificates that would, under certain circumstances, be distributable to senior certificate holders may be limited to a specified amount. All or any portion of distributions otherwise payable to holders of subordinated certificates may, in certain circumstances, be deposited into one or more reserve accounts for the benefit of the senior certificate holders. Since a greater risk of loss is borne by the subordinated certificate holders, such certificates generally have a higher stated yield than the senior certificates.

     Interest on the certificates generally accrues on the aggregate principal balance of each class of certificates entitled to interest at an applicable rate. The certificate interest rate may be a fixed rate, a variable rate based on current values of an objective interest index or a variable rate based on a weighted average of the interest rate on the mortgage loans underlying or constituting the mortgage assets. In addition, the underlying mortgage loans may have variable interest rates.

     Generally, to the extent funds are available, interest accrued during each interest accrual period on each class of certificates entitled to interest is distributable on certain distribution dates until the aggregate principal balance of the certificates of such class has been distributed in full.

     The amount of interest that accrues during any interest accrual period and over the life of the certificates depends primarily on the aggregate principal balance of the class of certificates which, unless otherwise specified, depends primarily on the principal balance of the mortgage assets for each such period and the rate of payment (including prepayments) of principal of the underlying mortgage loans over the life of the trust.

     A series of certificates may consist of one or more classes as to which distributions allocable to principal will be allocated. The method by which the amount of principal to be distributed on the certificates on each distribution date is calculated and the manner in which such amount could be allocated among classes varies and could be effected pursuant to a fixed schedule, in relation to the occurrence of certain events or otherwise. Special distributions are also possible if distributions are received with respect to the mortgage assets, such as is the case when underlying mortgage loans are prepaid.

     Credit Enhancement. Credit enhancement for the senior certificates comprising a series is provided by the holders of the subordinated certificates to the extent of the specific terms of the subordination and, in some cases, by the establishment of reserve funds. Depending on the terms of a particular pooling and servicing agreement, additional or alternative credit enhancement may be provided by a pool insurance policy and/or other insurance policies, third party limited guaranties, letters of credit, or similar arrangements. Letters of credit may be available to be drawn upon with respect to losses due to mortgagor bankruptcy and with respect to losses due to the failure of a master servicer to comply with its obligations, under a pooling and servicing agreement, if any, to repurchase a mortgage loan as to which there was fraud or negligence on the part of the mortgagor or originator and subsequent denial of coverage under a pool insurance policy, if any. A master servicer may also be required to obtain a pool insurance policy to cover losses in an amount up to a certain percentage of the aggregate principal balance of the mortgage loans in the pool to the extent not covered by a primary mortgage insurance policy by reason of default in payments on mortgage loans.

     Optional Termination of a Trust. A pooling and servicing agreement may provide that the depositor and master servicer could effect early termination of a trust, after a certain specified date or the date on which the aggregate outstanding principal balance of the underlying mortgage loans is less than a specific percentage of the original aggregate principal balance of the underlying mortgage loans by purchasing all of such mortgage loans at a price, unless otherwise specified, equal to the greater of a specified percentage of the unpaid principal balance of such mortgage loans, plus accrued interest thereon at the applicable certificate interest rate, or the fair market value of such mortgage assets. Generally, the proceeds of such repurchase would be applied to the distribution of the specified percentage of the principal balance of each outstanding certificate of such series, plus accrued interest, thereby retiring such certificates. Notice of such optional termination would be given by the trustee prior to such distribution date.

     Underlying Mortgage Loans. The underlying trust assets are a mortgage pool generally consisting of mortgage loans on single, multi-family and mobile home park residential properties. The mortgage loans are originated by savings and loan associations, savings banks, commercial banks or similar institutions and mortgage banking companies.

     Various servicers provide certain customary servicing functions with respect to the mortgage loans pursuant to servicing agreements entered into between each servicer and the master servicer. A servicer's duties generally include collection and remittance of principal and interest payments, administration of mortgage escrow accounts, collection of insurance claims, foreclosure procedures, and, if necessary, the advance of funds to the extent certain payments are not made by the mortgagors and are recoverable under applicable insurance policies or from proceeds of liquidation of the mortgage loans.

     The mortgage pool is administered by a master servicer who (a) establishes requirements for each servicer, (b) administers, supervises and enforces the performance by the servicers of their duties and responsibilities under the servicing agreements, and (c) maintains any primary insurance, standard hazard insurance, special hazard insurance and any pool insurance required by the terms of the certificates.

     The master servicer may be an affiliate of the depositor and also may be the servicer with respect to all or a portion of the mortgage loans contained in a trust fund for a series of certificates.

     Lending of Portfolio Securities. Each Portfolio may lend its portfolio securities in order to generate additional income. The Portfolio may pay reasonable administration and custodial fees in connection with a loan and may pay a negotiated portion of the income earned on the cash to the borrower or placing broker. Loans are subject to termination at the option of each Portfolio or the borrower at any time, including when termination is necessary to enable such Portfolio to be the record owner for each dividend paid by the issuer thereof. A Portfolio does not have the right to vote securities on loan, but would terminate the loan and regain the right to vote if that were considered important with respect to the investment.

     Purchase of Mortgage Securities. The Portfolio intends to comply with the provisions of Section 12(d) of the Investment Company Act of 1940 in connection with purchasing mortgage securities.

     Investment Restrictions. The following investment restrictions which have been adopted by each Portfolio are fundamental and cannot be changed without approval by the vote of a majority of the outstanding voting securities of each Portfolio, as defined in the Investment Company Act of 1940, as amended (the "1940 Act"). (All policies of the Portfolios not specifically identified in this Part B or Part A as fundamental may be changed without a vote of the shareholders.)

The Portfolios may not:

     1. Borrow money, except if after each borrowing there is asset coverage of at least 300% as defined in the Act. For purposes of this investment restriction, short sales, the entry into currency transactions, options, futures contracts, including those relating to indexes, options on futures contracts or indexes and forward commitment transactions shall not constitute borrowing.

     2. Invest more than 25% of the value of its total assets in the securities of one or more issuers conducting their principal business activities in the same industry, except that a Portfolio will invest more than 25% of the value of its total assets in securities of issuers in the asset-backed securities industry. However, in some future period or periods, due to adverse economic conditions or for defensive purposes, a Portfolio may temporarily have less than

          25% of the total value of its assets invested in that industry. This limitation does not apply to investments or obligations of the U.S. Government or any of its agencies or instrumentalities. In addition, this limitation does not prevent a Portfolio from investing all or substantially all of its assets in another registered investment company having the same investment objective as that of such Portfolio.

     3. Pledge, mortgage or hypothecate its assets, except to the extent necessary to secure permitted borrowings and to the extent related to the deposit of assets in escrow in connection with (a) the writing of covered put and call options, (b) the purchase of securities on a forward commitment or delayed-delivery basis and (c) collateral and initial or variation margin arrangements with respect to currency transactions, options, futures contracts, including those relating to indexes, and options on futures contracts or indexes.

     4. Purchase securities on margin, except for such short-term credits as are necessary for the clearance of transactions, but a Portfolio may make margin deposits in connection with transactions in currencies, options, futures and options on futures.

     5. With respect to the Government Securities Portfolio only, make short sales of securities, except short sales against-the-box, or maintain a short position.

     6. Underwrite any issue of securities issued by others, except to the extent that the sale of portfolio securities by a Portfolio may be deemed to be underwriting, except that a Portfolio may invest all or substantially all of its assets in another registered investment company with the same investment objective as that of such Portfolio.

     7. Purchase, hold or deal in real estate or oil and gas interests, although a Portfolio may purchase and sell securities that are secured by real estate or interests therein and may purchase mortgage-related securities and may hold and sell real estate acquired for a Portfolio as a result of the ownership of securities.

     8. Invest in commodities except that a Portfolio may purchase and sell futures contracts, including those relating to securities, currencies, indexes, and options on futures contracts or indexes and currencies underlying or related to any such futures contracts, and purchase and sell currencies (and options thereon) or securities on a forward commitment or delayed-delivery basis.


     9. Lend any funds or other assets except through the purchase of all or a portion of an issue of securities or obligations of the type in which it may invest; however, a Portfolio may lend portfolio securities in an amount not to exceed 10% of the value of such Portfolio's total assets. Any loans of portfolio securities will be made according to guidelines established by the SEC and the Board of Trustees of AIST.


     10. Issue any senior security (as such term is defined in Section 18(f) of the 1940 Act) (including the amount of senior securities issued but excluding liabilities and indebtedness not constituting senior securities) except as permitted in Investment Restriction Nos. 1, 3, 4 and 8. Obligations under interest rate swaps will not be treated as senior securities for purposes of this restriction so long as they are covered in accordance with applicable regulatory requirements. Obligations under interest rate collars, caps, and floors will be treated as senior securities unless and until such time as the Portfolio receives regulatory relief from the Staff or until such time as the Staff no longer deems such instruments to be senior securities. Other good faith hedging transactions and similar investment strategies will also not be treated as senior securities for purposes of this restriction so long as they are covered in accordance with applicable regulatory requirements and are structured consistent with current Staff interpretation.

ITEM 14. MANAGEMENT OF THE PORTFOLIO.


     Responsibility for management of the Portfolios is vested in a Board of Trustees of AIST. The Trustees in turn appoint officers to supervise actively the day-to-day operations of the Portfolios. The shareholders of AIST may elect Trustees at any meeting of shareholders called by the Trustees for that purpose. Each Trustee serves during the continued lifetime of AIST until he dies, resigns or is removed, or, if sooner, until the next meeting of shareholders called for the purpose of electing Trustees.


         The affiliations and principal occupations during the past five years of the Trustees and principal officers are:

PALOMBA WEINGARTEN, CHAIRMAN OF THE BOARD, PRESIDENT AND TRUSTEE+(53)


     9595 Wilshire Boulevard, Beverly Hills, California 90212. Chairman of the Board, Director and Chief Executive Officer of Atlas Holdings Group Inc., the parent of Astra Fund Distributors Corp. and Astra Management Corp. ("AMC"), the Portfolios' distributor and investment manager, respectively. Chairman of the Board and Trustee of Astra Global Investment Series; Astra Strategic Investment Series and Astra Institutional Trust.

AL BURTON, TRUSTEE (67)

     2300 Coldwater Canyon, Beverly Hills, California 90210. President of Al Burton Productions from 1992 to present; Executive Producer, First Run Syndications for Castle Rock Entertainment Inc. from 1992 to 1995; Executive Producer-Consultant for Universal Television, from 1982 to 1992; Director of Pilgrim MagnaCap Fund, Inc., Pilgrim GNMA Fund, and Pilgrim Regional BankShares Inc.; Trustee of Astra Global Investment Series, Astra Strategic Investment Series, Astra Institutional Trust and Pilgrim Prime Rate Trust.

FELICE R. CUTLER, TRUSTEE  (58)

     10601 Wilshire Boulevard, 19th Floor, Los Angeles, California 90024. Partner in the law firm of Cutler & Cutler, Los Angeles, California since 1991 and for more than five years prior to 1990 and in the law firm of Dilworth, Paxson, Kalish & Kauffman from 1990 to 1991. Trustee of Astra Strategic Investment Series and Astra Institutional Trust.

GARRY D. PEARSON, TRUSTEE (47)

     150 North Myers Street, Los Angeles, California 90033. Senior Vice President of George Rice & Sons, a printing company located in Los Angeles, California, since July 1994. Formerly, Vice President and partner in Anderson Lithograph, a printing company located in Los Angeles, California, from 1983 to 1994. Trustee of Astra Institutional Trust, Astra Global Investment Series and Astra Strategic Investment Series.

RICHARD R. TARTRE, PRESIDENT AND CHIEF EXECUTIVE OFFICER + (58)

     750 B Street, Suite 2350, San Diego, California 92101. President and Chief Executive Officer of AMC and Astra Fund Distributors Corp. President and Chief Executive Officer of Astra Global Investment Series, Astra Strategic Investment Series and Astra Institutional Trust. From March 1982 to July 1995, Managing Director of the securities firm of Fundmark Investment Co. Services Inc. in San Diego, California. Member of the Board of Directors of Mission West Properties and Triton Group Ltd. since 1993 and Burnham Pacific Properties since 1986. Chairman of Bio-Safety Systems from 1982 to 1995.

JOHN R. ELERDING, SENIOR VICE PRESIDENT, SECRETARY, TREASURER AND CHIEF FINANCIAL OFFICER + (44)

     750 B Street, Suite 2350, San Diego, California 92101. Senior Vice President, Secretary, Treasurer and Chief Financial Officer of AMC and Astra Fund Distributors Corp. Senior Vice President, Secretary, Treasurer and Chief Financial Officer of Astra Global Investment Series, Astra Strategic Investment Series and Astra Institutional Trust. From January 1994 to September 1994, Chief Financial Officer at the investment banking firm of Investment Securities Corp. in San Francisco, California. From 1991 to August 1993, investment manager and assistant to the Chief Operating Officer at Robertson Stephens & Company in San Francisco, California. From March 1979 to September 1989, Chief Financial Officer at the financial services holding company of Omni World Wide in San Mateo, California.

     +  Interested person of AIST as defined in the 1940 Act.

     The Officers and Trustees of AIST, as a group, owned of record and beneficially less than 1% of the outstanding shares of the Portfolios as of October 31, 1995. The Trustees of AIST or ASIS who are not affiliated with or interested persons of AMC may receive fees for attendance at Trustees' meetings (during the fiscal year ended October 31, 1995, $93,790 was paid), while officers of AIST receive no compensation directly from it for performing the duties of their offices. However, those Officers and Trustees who are affiliated with AMC may be considered to have received renumeration indirectly because AMC receives management fees from the Portfolios.


ITEM 15. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.


     The Trustees of AIST establish each Portfolio's policies and supervise and review the operations and management of each Portfolio.

     The principal holders of shares of the Portfolios are the Astra Adjustable U.S. Government Securities Trusts and the Astra Adjustable Rate Securities Trusts, both series of ASIS (whose address is 750 B Street, Suite 2350, San Diego, California 92101). As of January 31, 1995 the beneficial owners of record of more than 5% of AIST's outstanding securities were as follows:

                            ADJUSTABLE RATE PORTFOLIO

                Astra Adjustable Rate Securites Trust I       17%

                Astra Adjustable Rate Securites Trust I-A     51%

                Astra Adjustable Rate Securites Trust II      17%

                Astra Adjustable Rate Securites Trust IV      15%

                      ADJUSTABLE U.S. GOVERNMENT PORTFOLIO

        Astra Adjustable U.S. Government Securites Trust I      55%

        Astra Adjustable U.S. Government Securites Trust I-A    39%



ITEM 16. INVESTMENT ADVISER AND OTHER SERVICES


     Investment management services are provided to the Portfolios by Astra Management Corporation ("AMC") pursuant to an Investment Management Agreement (the "Management Agreement"). As compensation for its services with respect to the Government Portfolio, AMC is paid monthly a fee equal to 0.55% per annum of the average daily net assets of such Portfolio on the first $500 million of assets. The annual rate is reduced to 0.50% on net assets from $500 million to $1 billion; and to 0.45% on net assets over $1 billion. As compensation for its services with respect to the Adjustable Rate Portfolio, AMC is paid monthly a fee equal to 0.65% per annum of the average daily net assets of such Portfolio on the first $500 million of assets. The annual rate is reduced to 0.60% on net assets from $500 million to $1 billion; and to 0.55% on net assets over $1 billion. As of October 31, 1995, the total net assets of the Government and Adjustable Rate Portfolios were approximately $173 million and $28 million, respectively. During the fiscal years ended October 31, 1993, 1994 and 1995, AMC received compensation under its management agreement with the Government Portfolio in the amounts of $6,233,257, $4,789,543 and $1,550,152, respectively. During the fiscal years ended October 31, 1993, 1994 and 1995, AMC received compensation under its management agreement with the Adjustable Rate Portfolio in the amounts of $1,757,853, $3,257,763 and $629,095, respectively.

     AIST pays its own operating expenses which are not assumed by AMC, including such expenses as organizational and offering expenses of AIST and expenses incurred in connection with the issuance, registration and transfer of its shares; fees and costs of its custodian, transfer and shareholder servicing agents; costs and expenses of pricing and calculating the daily net asset value of shares of the Portfolios and of maintaining books of account required by the 1940 Act; expenditures in connection with meetings of shareholders and Trustees; salaries of officers and fees and expenses of Trustees who are not members of or affiliated with AIST or AMC; insurance premiums on property or personnel of the Portfolio which inure to the Portfolio's benefit; salaries of personnel involved in placing orders for the execution of the Portfolio's portfolio transactions and in maintaining registration of shares under state securities laws; the cost of preparing and printing reports and proxy statements of the Portfolios or other communications for distribution to its shareholders; preparing and sending prospectuses and statements of additional information to existing shareholders; trade association dues; legal and accounting fees; fees and expenses of registering and maintaining registration of its shares for sale under federal and applicable state securities laws; and certain other costs and expenses related to operation of the Portfolios.

     AMC will reduce its aggregate fees for any fiscal year, or reimburse the Trusts or the Portfolios, to the extent required so that aggregate expenses do not exceed the expense limitations applicable under the securities laws or regulations of those states or jurisdictions in which the Trusts' shares are registered or qualified for sale. Currently, the most restrictive of such expense limitations would require AMC to reduce its respective fees, or to reimburse the Trusts or the Portfolios, to the extent required so that aggregate expenses, as described above, for any fiscal year do not exceed 2-1/2% of the first $30 million of each Trust's average net assets, 2% of the next $70 million of each Trust's average net assets, and 1-1/2% of each Trust's remaining average net assets for any fiscal year. Expenses for purposes of this expense limitation include the management fee, but exclude distribution expenses, brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, paid or incurred by the Trusts or the Portfolios. The expense limitation may change to reflect changes in the expense limitations of the state having the most restrictive limitation in which shares of the Trusts are registered for sale.

     The Management Agreement is in effect until August 9, 1996, and will be continued in effect from year to year thereafter so long as such continuation is approved at least annually (1) by the Trustees of AIST or the vote of a majority of the outstanding voting securities of each Portfolio, and (2) by a majority of the Trustees who are not interested persons of any party to the Management Agreement cast in person at a meeting called for the purpose of voting on such approval. The Management Agreement may be terminated at any time without penalty, by either the Portfolios or AMC upon 60 days' written notice, and is automatically terminated in the event of its assignment as defined in the 1940 Act.

     AMC is a wholly-owned subsidiary of Atlas Group, a Delaware corporation of which Mrs. Weingarten is the sole stockholder. AMC also acts as the investment manager to the series of Astra Strategic Investment Series, Astra Short-Term Multi-Market Income Trust and Astra Short-Term Multi-Market Income Fund II (series of Astra Global Investment Series) and Astra All-Americas Government Income Trust (a series of Astra Institutional Trust), open-end investment companies. As of the date of this Registration Statement, total assets under management in the Atlas Group were approximately $200 million.

     The cash and securities owned by AIST are held by PNC Bank, National Association, Lester, Pennsylvania, as custodian, which takes no part in the decisions relating to the purchase or sale of any of the Trust's portfolio securities. DST Systems Inc. acts as AIST's transfer agent and dividend disbursing agent.

     The Trust's independent public accountant is Tait, Weller & Baker, Two Penn Center Plaza, Philadelphia, Pennsylvania 19102.



ITEM 17. BROKERAGE ALLOCATION AND OTHER PRACTICES


     In all purchases and sales of securities for the portfolios of each Portfolio, the primary consideration is to obtain the most favorable price and execution available. Pursuant to the Management Agreements, AMC determines, subject to the instructions of and review by the Trustees, which securities are to be purchased and sold by each Portfolio and which brokers are to be eligible to execute portfolio transactions of a Portfolio. Purchases and sales of securities in the over-the-counter market will generally be executed directly with a "market-maker," unless in the opinion of AMC, a better price and execution can otherwise be obtained by using a broker for the transaction.

     In placing portfolio transactions, AMC will use its best efforts to choose a broker capable of providing the brokerage services necessary to obtain the most favorable price and execution available. The full range and quality of brokerage services available will be considered in making these determinations, such as the size of the order, the difficulty of execution, the operations facilities of the firm involved, the firm's risk in positioning a block of securities, and other factors. In those instances where it is reasonably determined that more than one broker can offer the brokerage services needed to obtain the most favorable price and execution available, consideration may be given to those brokers which supply research and statistical information to a Portfolio and/or AMC, and provide other services in addition to execution services. AMC considers such information, which is in addition to and not in lieu of the services required to be performed by AMC under its agreements with the Portfolios, to be useful in varying degrees, but of indeterminable value. The placement of portfolio brokerage with broker-dealers who have sold shares of the Portfolios is subject to rules adopted by the National Association of Securities Dealers, Inc. Provided the officers of AIST are satisfied that the Portfolios are receiving the most favorable price and execution available, AIST may also consider the sale of its shares as a factor in the selection of broker-dealers to execute its portfolio transactions.

     While it will continue to be each Portfolio's general policy to seek first to obtain the most favorable price and execution available, in selecting a broker to execute portfolio transactions for a Portfolio, such Portfolio may also give weight to the ability of a broker to furnish brokerage and research services to such Portfolio or AMC, even if the specific services were not imputed just to such Portfolio and were useful to AMC in advising other clients. In negotiating commissions with a broker, a Portfolio may therefore pay a higher commission than would be the case if no weight were given to the furnishing of these supplemental services, provided that the amount of such commission has been determined in good faith by such Portfolio and AMC to be reasonable in relation to the value of the brokerage and research services provided by such broker, which services either produce a direct benefit to the Portfolio or assist AMC in carrying out its responsibilities to the Portfolio. The standard of reasonableness is to be measured in light of AMC's overall responsibilities to the Portfolio.

     For the fiscal years ended October 31, 1993, 1994 and 1995, total brokerage commissions paid by the Government Portfolio amounted to approximately $85,000, $109,000 and $79,000 respectively. For the fiscal years ended October 31, 1993, 1994 and 1995, total brokerage commissions paid by the Adjustable Rate Portfolios amounted to approximately $40,000, $1,416,000 and $28,000, respectively. The Portfolios do not intend to effect any brokerage transactions in their portfolio securities with any broker-dealer affiliated directly or indirectly with AMC, except for any sales of portfolio securities pursuant to a tender offer, in which event AMC will offset against the management fee a part of any tender fees which legally may be received by such affiliated broker-dealer.

     Although investment decisions for each Portfolio are made independently from those of the other funds in the Astra Group, it is possible that at times identical securities will be selected for purchase or sale by more than one of such funds. However, the position of each fund in the same issuer may vary and the length of time that each fund may choose to hold its investment in the same issuer may likewise vary. To the extent any of these funds seeks to acquire the same security at the same time, one or more of the funds may not be able to acquire as large a portion of such security as it desires, or it may have to pay a higher price for such security. Similarly, any of the funds may not be able to obtain as high a price for, or as large an execution of, an order to sell any particular security if any of the other funds desires to sell the same security at the same time. If more than one of such funds simultaneously purchases or sells the same security, each day's transaction in such security will be averaged as to price and allocated between such funds in accordance with the total amount of such security being purchased or sold by each of such funds. It is recognized that in some cases this system could have a detrimental effect on the price or value of the security insofar as a Portfolio is concerned.


ITEM 18. CAPITAL STOCK AND OTHER SECURITIES.


     The Declaration of Trust dated September 4, 1991, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, authorizes the issuance of shares of beneficial interest in AIST without par value. Each share of a Portfolio has one vote and shares equally in dividends and distributions when and if declared by the Trustees of AIST and in each Portfolio's net assets upon liquidation. All shares, when issued, are fully paid and non-assessable. There are no preemptive, conversion or exchange rights. Portfolio shares do not have cumulative voting rights and, as such, holders of at least 50% of the shares voting for Trustees can elect all Trustees and the remaining shareholders would not be able to elect any Trustees. The term "majority vote" means the affirmative vote of (a) more than 50% of the outstanding shares of the Portfolio or AIST, as appropriate or (b) 67% or more of the shares present at a meeting if more than 50% of the outstanding shares of the Portfolio or AIST, as appropriate are represented at the meeting in person or by proxy, whichever is less.

     The Board of Trustees may classify or reclassify any unissued shares of AIST into shares of any series by setting or changing in any one or more respects, from time to time, prior to the issuance of such shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, or qualifications, of such shares. Any such classification or reclassification will comply with the provisions of the 1940 Act.

     The overall management of the business of each Portfolio is vested with the Trustees. The Trustees approve all significant agreements between the Portfolios and persons or companies furnishing services to the Portfolios. The day-to-day operations of the Portfolios are delegated to the Officers of AIST subject to the investment objective and policies of each Portfolio, the general supervision of the Trustees and the applicable laws of The Commonwealth of Massachusetts.


     Generally, there will not be annual meetings of shareholders. Shareholders may remove trustees from office by votes cast at a meeting of shareholders or by written consent.


     Under Massachusetts law, shareholders could, under certain circumstances, be held liable for the obligations of PIST. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of AIST and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by AIST or the Trustees. The Declaration of Trust provides for indemnification out of AIST's property for all loss and expense of any shareholder of AIST held liable on account of being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which AIST would be unable to meet its obligations wherein the complaining party was held out to be bound by the disclaimer.

     The Declaration of Trust further provides that the Trustees will not be liable for errors of judgment or mistakes of fact or law. However, nothing in the Declaration of Trust protects a Trustee against any liability to which the Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involving the conduct of his office. The Declaration of Trust provides for indemnification by AIST of the Trustees and officers of AIST except with respect to any matter as to which any such person did not act in good faith in the reasonable belief that his action was in or not opposed to the best interests of AIST. Such person may not be indemnified against any liability to AIST or AIST's shareholders to which he would otherwise be subjected by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust also authorizes the purchase of liability insurance on behalf of Trustees and officers.


ITEM 19. PURCHASE, REDEMPTION AND PRICING OF
         SECURITIES BEING OFFERED.

     The net asset value and offering price of each Portfolio's shares will be determined once daily as of the close of trading on the New York Stock Exchange (currently 4:00 p.m., New York Time) on such Portfolio's "business day," which is any day on which the Exchange is open for business. It is expected that the Exchange will be closed on Saturdays and Sundays and on New Year's Day, Presidents' Day, Good Friday,

Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and on the preceding Friday or subsequent Monday when one of these holidays falls on Saturday or Sunday, respectfully.

     Portfolio securities, listed or traded on a national securities exchange will be valued at the last sale price on such exchange on the valuation day. Securities traded on an exchange for which there has been no sale that day and securities traded in the over-the-counter market, will be valued at the last reported bid price or the mean between the bid and the asked prices, as determined by the Board of Trustees. Short-term obligations maturing in less than 60 days will generally be valued at original cost plus accrued daily interest. Securities for which quotations are not readily available and all other assets will be valued at their fair value as determined in good faith by the Trustees.

     All liabilities incurred or accrued (including written call options) are deducted from the total assets. The resulting net assets are divided by the number of shares of a Portfolio outstanding at the time of the valuation and the result (adjusted to the nearest cent) is the net asset value per share.


     Orders received by dealers prior to the close of trading on the New York Stock Exchange will be confirmed at the offering price computed as of the close of trading on such Exchange provided the order is received by AFDC prior to 3:00 P.M. (Pacific time) on that day. It is the responsibility of the dealer to insure that all orders are transmitted timely to the Portfolios. Orders received by dealers after the close of trading on such Exchange will be confirmed at the next computed offering price.


     Shareholder Services and Privileges. For investors purchasing shares of a Portfolio under a tax-qualified individual retirement or pension plan or under a group plan through a person designated for the collection and remittance of monies to be invested in shares of a Portfolio on a periodic basis, a Portfolio may, in lieu of furnishing confirmations following each purchase of its shares, send statements not less than quarterly pursuant to the provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder. Such quarterly statements, which will be sent to the investor or to the person designated by the group for distribution to its members, will be made within five business days after the end of each quarterly period and shall reflect all transactions in the investor's account during the preceding quarter.

     Each Portfolio's shareholders have the privilege of reinvesting both income dividends and capital gains distributions, if any, in additional full or fractional shares of the Portfolio at the net asset value in effect at the reinvestment date. Each Portfolio's management has made arrangements with the Transfer Agent to have all income dividends and capital gains distributions which are declared by such Portfolio automatically reinvested for the account of each shareholder unless a shareholder elects in writing to such Portfolio or the Transfer Agent to have such dividends or distribution paid to him in cash. In the absence of such an election, each purchase of shares of a Portfolio is made upon the condition and understanding that the Transfer Agent is automatically appointed to receive the dividends and distributions upon all shares in the shareholder's account and to reinvest them in full and fractional shares of a Portfolio at the applicable net asset value in effect at the close of business on the reinvestment date. A shareholder may still at any time after a purchase of Trust shares request that dividends and/or capital gains distributions be paid to him in cash.

     Every shareholder will receive a confirmation of each new transaction in his account, which will also show the total number of Portfolio shares owned by the shareholder and the number of shares being held in safekeeping by the Transfer Agent for the account of the shareholders and a cumulative record of his account for the entire year. Shareholders may rely on these statements in lieu of certificates. Certificates representing shares of the portfolios will not be issued unless the shareholder requests them in writing.

     Redemptions. Payment to shareholders for shares redeemed or repurchased will be made within seven days after receipt by the Transfer Agent of the written request in proper form, except that a Portfolio may suspend the right of redemption or postpone the date of payment during any period when (a) trading on the New York Stock Exchange is restricted as determined by the SEC or such Exchange is closed for reasons other than weekends and holidays; (b) an emergency exists as determined by the SEC making disposal of portfolio securities or valuation of net assets of a Portfolio not reasonably practicable; or (c) for such other period as the SEC may permit for the protection of a Portfolio's shareholders. At various times a Portfolio may be requested to redeem its shares for which it has not yet received good payment. Accordingly, a Portfolio may delay the mailing of a redemption check until such time as it determines that it has received good funds for the purchase of the shares being redeemed, which may take up to 15 days or longer.

     Due to the relatively high cost of handling small investments, each Portfolio reserves the right to redeem, at net asset value, the shares of any shareholder whose account, as a result of voluntary redemption of shares and not of investment performance of a Portfolio, has a value of less than $1,000,000 held in such Portfolio. Before a Portfolio redeems such shares and sends the proceeds to the shareholder, it will notify the shareholder that the value of the shares in his account is less than the minimum amount and allow him 30 days to make an additional investment in an amount which will increase the value of his account to at least $1,000,000 before the redemption is processed. This policy will not be implemented where a Portfolio had previously waived the minimum investment requirements.

     The value of shares on redemption or repurchase may be more or less than the investor's cost, depending upon the market value of the portfolio securities at the time of redemption or repurchase.

ITEM 20. TAX STATUS.

     The following is only a summary of certain additional tax considerations generally affecting a Portfolio and its shareholders that are not described in Part A. No attempt is made to present a detailed explanation of the tax treatment of any Portfolio or its shareholders, and the discussion here and in Part A is not intended as a substitute for careful tax planning.


     Qualification as a Regulated Investment Company. Each Portfolio intends to elect to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). As a regulated investment company, each Portfolio generally is not subject to federal income tax on the portion of its net investment income (i.e., its taxable interest, dividends and other taxable ordinary income, net of expenses) and net realized capital gain (i.e., the excess of capital gains over capital losses) that it distributes to shareholders, provided that it distributes at least 90% of its investment company taxable income (i.e., net investment income and the excess of net short-term capital gain over net long-term capital loss) and at least 90% of its tax-exempt income (net of expenses allocable thereto) for the taxable year (the "Distribution Requirement"), and satisfies certain other requirements of the Code that are described below. A Portfolio will be subject to tax at regular corporate rates on any income or gains that it does not distribute. Distributions by a Portfolio made during the taxable year or, under specified circumstances, within one month after the close of the taxable year, will be considered distributions of income and gains of the taxable year and can therefore satisfy the Distribution Requirement.


         In addition to satisfying the Distribution Requirement, each Portfolio must (1) derive at least 90% of its gross income from dividends, interest, certain payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies (to the extent such currency gains are ancillary to such Portfolio's principal business of investing in stock or securities) and other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies (the "Income Requirement"); and (2) derive less than 30% of its gross income (exclusive of certain gains on designated hedging transactions that are offset by realized or unrealized losses on offsetting positions) from the sale or other disposition of stock, securities or foreign currencies (or options, futures or forward contracts thereon) held for less than three months (the "Short-Short Gain Test"). However, foreign currency gains, including those derived from options, futures and forwards, will not be characterized as Short-Short Gain if they are directly related to a Portfolio's investment in stock or securities (or options or futures thereon). Because of the Short-Short Gain Test, a Portfolio may have to limit the sale of appreciated securities it has held for less than three months. However, the Short-Short Gain Test will not prevent a Portfolio from disposing of investments at a loss, since the recognition of a loss before the expiration of the three-month holding period is disregarded. Interest (including original issue discount) received by the Portfolio at maturity or upon the disposition of a security held for less than three months will not be treated as gross income derived from the sale or other disposition of such security within the meaning of the Short-Short Gain Test. However, income that is attributable to realized market appreciation will be treated as gross income from the sale or other disposition of securities for this purpose.

     In general, for purposes of determining whether capital gain or loss recognized by a Portfolio on the disposition of an asset is long-term or short-term, the holding period of the asset may be affected if (i) the asset is used to close a "short sale" (which includes for certain purposes the acquisition of a put option) or is substantially identical to another asset so used, (ii) the asset is otherwise held by such Portfolio as part of a "straddle" or (iii) the asset is stock and such Portfolio grants certain call options with respect thereto. However, for purposes of the Short-Short Gain Test, the holding period of the asset disposed of may be reduced only in the case of clause (i) above.

     Certain debt securities purchased by a Portfolio (such as zero-coupon bonds) may be treated for Federal income tax purposes as having original issue discount. Original issue discount, generally defined as the excess of the stated redemption price at maturity over the issue price, is treated as interest for Federal income tax purposes. Whether or not a Portfolio actually receives cash, it is deemed to have earned original issue discount income that is subject to the distribution requirements of the Code. Generally, the amount of original issue discount included in the income of the Portfolio each year is determined on the basis of a constant yield to maturity that takes into account the compounding of accrued interest.


     A Portfolio may purchase debt securities at a discount that exceeds any original issue discount that remained on the securities at the time the Portfolio purchased the securities. This additional discount represents market discount for income tax purposes. For a debt security purchased after April 30, 1993, which had an original maturity date of more than one year from the date of issue and having market discount, the gain realized on disposition will be treated as interest to the extent it does not exceed the accrued market discount on the security (unless the Portfolio elects for all its debt securities having a fixed maturity date of more than one year from the date of issue to include market discount in income in taxable years to which it is attributable). Generally, market discount accrues on a daily basis. A Portfolio may be required to capitalize, rather than deduct currently, part or all of any net direct interest expense on indebtedness incurred or continued to purchase or carry any debt security having market discount (unless the Portfolio makes the election to include market discount in income as it accrues).


     At the close of each quarter of its taxable year, at least 50% of the value of each Portfolio's assets must consist of cash and cash items, U.S. Government securities, securities of other regulated investment companies, and securities of other issuers (as to which such Portfolio has not invested more than 5% of the value of its total assets in securities of such issuer and such Portfolio does not hold more than 10% of the outstanding voting securities of such issuer), and no more than 25% of the value of its total assets may be invested in the securities of any one issuer (other than U.S. Government securities and securities of other regulated investment companies), or in two or more issuers which such Portfolio controls and which are engaged in the same or similar trades or businesses (the "Asset Diversification Test").

     If for any taxable year a Portfolio does not qualify as a regulated investment company, all of its taxable income (including its net capital gain) will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and such distributions will be taxable as ordinary dividends to the extent of such Portfolio's current and accumulated earnings and profits. In such event, such distributions generally will be eligible for the dividends-received deduction in the case of corporate shareholders.

     Excise Tax on Regulated Investment Companies. A 4% non-deductible excise tax is imposed on regulated investment companies that fail to distribute in each calendar year an amount equal to 98% of ordinary taxable income for the calendar year and 98% of capital gain net income for the one-year period ended on October 31 of such calendar year. The balance of such income must be distributed during the next calendar year. For the foregoing purposes, a regulated investment company is treated as having distributed any amount on which it is subject to income tax for any taxable year ending in such calendar year.

     Treasury regulations may permit a regulated investment company in determining its investment company taxable income and undistributed net capital gain for any taxable year to treat any capital loss incurred after October 31 as if it had been incurred in the succeeding year. For purposes of the excise tax, a regulated investment company may (1) reduce its capital gain net income by the amount of any net ordinary loss for any calendar year and (2) exclude foreign currency gains and losses incurred after October 31 of any year in determining the amount of ordinary taxable income for the current calendar year (and, instead, include such gains and losses in determining ordinary taxable income for the succeeding calendar year).

     Each Portfolio intends to make sufficient distributions or deemed distributions of its ordinary taxable income and capital gain net income prior to the end of each calendar year to avoid liability for the excise tax. However, investors should note that a Portfolio may in certain circumstances be required to liquidate portfolio investments to make sufficient distributions to avoid excise tax liability.

     Distributions. Each Portfolio anticipates distributing substantially all of its investment company taxable income for each taxable year. Such distributions will be taxable to shareholders as ordinary income and treated as dividends for federal income tax purposes, but they will generally not qualify for the 70% dividends-received deduction for corporations.


     Distributions of net capital gains, if any, which are designated by a Portfolio as capital gain dividends are taxable to shareholders as long-term capital gains, regardless of how long the shareholder has held the Portfolio's shares, and are not eligible for a dividends-received deduction. The Portfolio generally intends to distribute any net capital gains.

     If a Portfolio should retain net capital gains, it will be subject to a tax of 35% of the amount retained. Each Portfolio expects to designate amounts retained, if any, as undistributed capital gains in a notice to its shareholders who, if subject to U.S. Federal Income taxation on long-term capital gains, (i) would be required to include in income for U.S. Federal Income tax purposes, as long-term capital gains, their proportionate shares of the undistributed amount, and (ii) would be entitled to credit against their U.S. Federal income tax liabilities for their proportionate shares of the tax paid by each Portfolio on the undistributed amount and to claim refunds to the extent that their credits exceed their liabilities. For U.S. Federal Income tax purposes, each adjusted basis of the Portfolio shares owned by a shareholder of each Portfolio would be increased by an amount equal to 65% of the amount of undistributed capital gains included in the shareholder's income.


     Investors should be careful to consider the tax implications of purchasing shares just prior to the next dividend date of any ordinary income dividend or capital gain dividend. Those purchasing just prior to an ordinary income dividend or capital gain dividend will be taxable on the entire amount of the dividend received, even though the net asset value per share on the date of such purchase reflected the amount of such dividend.

     Distributions by a Portfolio that do not constitute ordinary income dividends or capital gain dividends will be treated as a return of capital to the extent of (and in the reduction of) the shareholder's tax basis in his shares; any excess will be treated as gain from the sale of his shares. Distributions by a Portfolio will be treated in the manner described above regardless of whether such distributions are paid in cash or reinvested in additional shares of a Portfolio. Shareholders receiving a distribution in the form of additional shares will be treated as receiving a distribution in an amount equal to the fair market value of the shares received, determined as of the reinvestment date. Ordinarily, shareholders are required to take distributions by a Portfolio into account in the year in which the distributions are made. However, distributions declared in October, November or December of any year and payable to shareholders of record on a specified date in such a month will be deemed to have been received by the shareholders (and made by the Portfolio) on December 31 of such calendar year if such distributions are actually made in January of the following year. Shareholders will be advised annually as to the U.S. federal income tax consequences of distributions made (or deemed made) during the year.


Sale of Shares. In general, upon the sale or other disposition of shares of a Portfolio, a shareholder will realize a capital gain or loss which will be long-term or short-term, depending upon the shareholder's holding period for the shares. However, if the shareholder sells Portfolio shares to the issuing Portfolio, proceeds received by the shareholders may, in some cases, be characterized for tax purposes as dividends. Any loss realized on a sale or exchange will be disallowed to the extent the shares disposed of are replaced within a period of 61 days beginning 30 days before and ending 30 days after disposition of the shares. In such a case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a shareholder on a disposition of Portfolio shares held by the shareholder for six months or less will be treated as a long-term capital loss to the extent of any distributions of capital gain dividends received by the shareholder with respect to such shares.


ITEM 21. UNDERWRITERS.


     The exclusive placement agent for the Portfolio is the Distributor, which receives no additional compensation for serving in this capacity.


ITEM 22. CALCULATION OF PERFORMANCE DATA.

     For purposes of quoting and comparing the performance of the Portfolios to that of other mutual funds and to other relevant market indices in advertisements or in reports to shareholders, performance may be stated in terms of total return and yield. Under the rules of the SEC ("SEC Rules"), funds advertising performance must include total return quotes calculated according to the following formula:

                              P(1 + T) (superior){N}=ERV

       Where:    P   =   a hypothetical initial payment of $1,000

                 T   =   average annual total return

                 n   =   number of years (1, 5 or 10)

               ERV   =   ending redeemable value of a hypothetical
                         $1,000 payment made at the beginning of the 1, 5 or 10 year periods at the end of the 1, 5 or 10 year periods (or fractional portion thereof).

         Under the foregoing formula, the time periods used in advertising will be based on rolling calendar quarters, updated to the last day of the most recent quarter prior to submission of the advertising for publication, and will cover 1, 5 and 10 year periods or a shorter period dating from the effectiveness of a Portfolio's Registration Statement. In calculating the ending redeemable value, the maximum sales load, if any, is deducted from the initial $1,000 payment and all dividends and distributions by a Portfolio are assumed to have been reinvested at net asset value on the reinvestment dates during the period. Total return, or "T" in the formula above, is computed by finding the average annual compounded rates of return over the 1, 5 and 10 year periods (or fractional portion thereof) that would equate the initial amount invested to the ending redeemable value. Any recurring account charges that might in the future be imposed by the Portfolio would be included at that time.

     A Portfolio may also from time to time include in such advertising a total return figure that is not calculated according to the formula set forth above in order to compare more accurately the performance of such Portfolio with other measures of investment return. For example, in comparing a Portfolio's total return with data published by Lipper Analytical Services, Inc., or with the performance of the Standard & Poor's 500 Stock Index of the Dow Jones Industrial Average, the Portfolio calculates its aggregate total return for the specified periods of time by assuming the investment of $10,000 in Trust shares and assuming the reinvestment of each dividend or other distribution at net asset value on the reinvestment date. Percentage increases are determined by subtracting the initial value of the investment from the ending value and by dividing the remainder by the beginning value. Such alternative total return information will be given no greater prominence in such advertising than the information prescribed under SEC Rules.

     In addition to the total return quotations discussed above, a Portfolio may advertise its yield based on a 30-day (or one month) period ended on the date of the most recent balance sheet included in its Registration Statement, computed by dividing the net investment income per share earned during the period by the maximum offering price per share on the last day of the period, according to the following formula:

                                      a-b      6
                         YIELD = 2[( ----- + 1) -1]
                                      cd

   Where:   a =      dividends and interest earned during the period.

            b =      expenses accrued for the period (net of reimbursements).

            c =      the average daily number of shares
                     outstanding during the period that were
                     entitled to receive dividends.

            d = the maximum offering price per share on the last day of the period.

     Under this formula, interest earned on debt obligations for purposes of "a" above, is calculated by (1) computing the yield to maturity of each obligation held by such Portfolio based on the market value of the obligation (including actual accrued interest) at the close of business on the last day of each month, or, with respect to obligations purchased during the month, the purchase price (plus actual accrued interest), (2) dividing that figure by 360 and multiplying the quotient by the market value of the obligation (including actual accrued interest as referred to above) to determine the interest income on the obligation is in such Portfolio's portfolio (assuming a month of 30 days) and
(3) computing the total of the interest earned on all debt obligations and all dividends accrued on all equity securities during the 30-day or one month period. In computing dividends accrued, dividend income is recognized by accruing 1/360 of the stated dividend rate of a security each day that the security is in such Portfolio's portfolio. For purposes of "b" above, Rule 12b-1 Plan expenses are included among the expenses accrued for the period. Any amounts representing sales charges will not be included among these expenses; however, the Portfolio will disclose the maximum sales charge as well as any amount or specific rate of any nonrecurring account charges. Undeclared earned income, computed in accordance with generally accepted accounting principles, may be subtracted from the maximum offering price calculation required pursuant to "d" above.

     A Portfolio may also from time to time advertise its yield based on a 30-day period ending on a date other than the most recent balance sheet included in its Registration Statement, computed in accordance with the yield formula described above, as adjusted to conform with the differing period for which the yield computation is based.

     Any quotation of performance stated in terms of yield (whether based on a 30-day period) will be given no greater prominence than the information prescribed under SEC Rules. In addition, all advertisements containing performance data of any kind will include a legend disclosing that such performance data represents past performance and that the investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost.


     As of October 31, 1995, the shares of the Adjustable Rate and Government Portfolios were beneficially owned by the Series of Astra Strategic Investment Series as follows:


                           Adjustable Rate Portfolio


Astra Adjustable Rate Securities Trust I                      17%
Astra Adjustable Rate Securities Trust I-A                    51%
Astra Adjustable Rate Securities Trust II                     14%
Astra Adjustable Rate Securities Trust III                     1%
Astra Adjustable Rate Securities Trust IV                     17%



                           Government Portfolio


Astra Adjustable U.S. Government Securities Trust I           55%
Astra Adjustable U.S. Government Securities Trust I-A         39%
Astra Adjustable U.S. Government Securities Trust II           2%
Astra Adjustable U.S. Government Securities Trust III          2%
Astra Adjustable U.S. Government Securities Trust IV           2%



ITEM 23. FINANCIAL STATEMENTS.

     Financial Statements of the Portfolios are included herein.

       ASTRA INSTITUTIONAL ADJUSTABLE U.S. GOVERNMENT SECURITIES PORTFOLIO PORTFOLIO OF INVESTMENTS AS OF OCTOBER 31, 1995
----------------------

                                                                                                             Market
Principal                                                                   Interest                          Value
 Amount                                                                       Rate*      Maturity           (Note 2A)
---------                                                                   --------     --------        -------------
                  ADJUSTABLE RATE MORTGAGE SECURITIES: 85.5%
                  U.S. GOVERNMENT AGENCIES: 81.3%
$ 5,186,964       Federal Home Loan Mtge. Corp., Pool 775487 ..........      6.133%       09/01/18        $  5,164,271
  5,618,142       Federal National Mtge. Assoc., Pool 60680 ...........      6.429%       02/01/28           5,628,676
  4,895,959       Federal National Mtge. Assoc., Pool 65579 ...........      6.391%       07/01/28           4,905,139
  9,096,717       Federal National Mtge. Assoc., Pool 70229 ...........      7.765%       05/01/19           9,386,675
  3,582,331       Federal National Mtge. Assoc., Pool 220328 ..........      7.877%       03/01/17           3,707,712
  2,374,071       Federal National Mtge. Assoc., Pool 292846 ..........      6.570%       09/01/24           2,423,037
  3,989,012       Federal National Mtge. Assoc., Pool 303503 ..........      6.690%       11/01/01           4,032,652
  8,562,146       Government National Mtge. Assoc., Pool 8157 .........      6.500%       03/20/23           8,669,173
  8,616,212       Government National Mtge. Assoc., Pool 8288 .........      6.500%       09/20/23           8,740,070
  4,973,171       Government National Mtge. Assoc., Pool 8660 .........      6.500%       07/20/25           5,032,228
 26,511,960       Government National Mtge. Assoc., Pool 8717 .........      6.000%       10/25/25          26,561,670
  9,800,000       Government National Mtge. Assoc., Pool 8720. ........      6.500%       10/25/25           9,916,375
  5,000,000       Government National Mtge. Assoc., Pool 8722 .........      7.000%       10/01/25           5,109,375
 35,500,000       Government National Mtge. Assoc., November TBA ......      6.500%          TBA            35,921,563
  5,000,000       Government National Mtge. Assoc., November TBA ......      7.000%          TBA             5,109,375
                                                                                                          ------------
                    Total U.S. Government Agencies ....................                                    140,307,991
                                                                                                          ------------
                  SUBORDINATED RESIDENTIAL MORTGAGE SECURITIES: 4.2%
 11,675,216 (R)(I)Coast Federal Savings Bank 1991-1 ...................      2.424%       06/01/20           1,364,833
  5,193,709 (R)   Coast Federal Savings Bank 1991-2, Class B-1 ........      3.090%       11/25/21              57,707
 15,987,737 (R)   Paine Webber Acceptance Corp 1991-1, Class B ........      1.502%       02/21/21             143,138
 19,138,236 (R)(I)Ryland Mortgage Securities Corp. 1993-6A, Class C-1 .      7.490%       12/29/31           5,642,526
                                                                                                          ------------
                    Total Subordinated Residential Mortgage
                     Securities                                                                              7,208,204
                                                                                                          ------------
                    Total Adjustable Rate Mortgage Securities                                              147,516,195
                                                                                                          ------------
                  FIXED RATE MORTGAGE SECURITIES: 7.0%
                  SUBORDINATED RESIDENTIAL MORTGAGE SECURITIES: 7.0%
  7,968,857 (R)   Citibank NA Multifamily 1992-1, Class B .............      8.625%       04/20/00           4,781,314
  1,687,100 (R)   DLJ Mortgage Acceptance Corp 1992-1, Class B ........      7.925%       08/01/21           1,555,391
  7,764,997 (R)   USGI Capital Markets Group Inc, Multi Family
                   1992-1 .............................................      8.500%       09/30/07           5,711,341
                                                                                                          ------------
                    Total Fixed Rate Mortgage Securities ..............                                     12,048,046
                                                                                                          ------------

                                                                                                             Market
Principal                                                                   Interest                          Value
 Amount                                                                       Rate*      Maturity           (Note 2A)
---------                                                                   --------     --------        -------------
                   SHORT-TERM SECURITIES: 17.6%
                   U.S. GOVERNMENT AGENCY DISCOUNT NOTES: 17.6%
$20,515,000       Federal Home Loan Mtge. Corp. ..........................   5.850%       11/01/95         $20,515,000
 10,000,000       Federal Home Loan Mtge. Corp. ..........................   5.640%       11/20/95           9,970,233
                                                                                                          ------------
                       Total Short-Term Investments                                                         30,485,233
                                                                                                          ------------
                       Total Investments in Securities
                        (Cost $232,605,884) ..............................                  110.1%         190,049,474
                       Liabilities in Excess of Other Assets--Net ........                  (10.1)%        (17,457,013)
                                                                                            -----         ------------
                       Total Net Assets ..................................                  100.0%        $172,592,461
                                                                                            =====         ============
-------------

(R)  Restricted securities (See Note 3).

(I)  Illiquid securities (See Note 3).

* Rates shown are as of October 31, 1995. Interest rates on adjustable rate mortgage securities reset periodically.

** Cost for Federal income tax purposes is $232,605,884 and net unrealized depreciation consists of:

       Gross Unrealized Appreciation .....................    $   361,145
       Gross Unrealized Depreciation .....................    (42,917,555)
                                                             ------------
       Net Unrealized Depreciation .......................   ($42,556,410)
                                                             ============


                        See Notes to Financial Statements


     ASTRA INSTITUTIONAL ADJUSTABLE U.S. GOVERNMENT SECURITIES PORTFOLIO
     STATEMENT OF ASSETS AND LIABILITIES
     OCTOBER 31, 1995
----------------------
ASSETS:
 Investments in securities at value (identified cost $232,605,884) (Notes 2A and 3) .     $ 190,049,474
 Cash ...............................................................................           175,828
 Receivables:
  Interest ..........................................................................         1,356,873
  Principal repayments ..............................................................            32,932
  Securities sold ...................................................................        28,122,324
 Deferred organization expense (net of accumulated amortization of $67,107) (Note 2E)            16,096
 Other assets .......................................................................            19,526
                                                                                          -------------
    Total Assets ....................................................................       219,773,053
                                                                                          -------------
LIABILITIES:
 Payable for securities purchased ...................................................        46,209,665
 Accrued expenses ...................................................................           232,277
 Distributions payable to Trusts ....................................................           738,650
                                                                                          -------------
    Total Liabilities ...............................................................        47,180,592
NET ASSETS ..........................................................................     $ 172,592,461
                                                                                          =============
Net asset value per share ($172,592,461 / 2,198,563 shares) .........................     $       78.50
                                                                                          =============
At October 31, 1995 the components of net assets were as follows:
 Paid-in capital ....................................................................     $ 310,164,972
 Accumulated net realized loss on investments .......................................       (95,030,989)
 Undistributed net investment income ................................................            14,888
 Net unrealized depreciation of investments .........................................       (42,556,410)
                                                                                          -------------
  Net Assets ........................................................................     $ 172,592,461
                                                                                          =============

     STATEMENT OF OPERATIONS
     YEAR ENDED OCTOBER 31, 1995
----------------------

INVESTMENT INCOME:
 INCOME:
  Interest ..........................................................................     $  22,554,011
                                                                                          -------------
 EXPENSES:
  Investment management fee (Note 4) ................................................         1,550,152
  Recordkeeping fees ................................................................           512,856
  Professional fees .................................................................           228,225
  Custody fees ......................................................................            51,260
  Miscellaneous .....................................................................            45,928
  Amortization of organization expense (Note 2E) ....................................            15,783
  Trustees' fees ....................................................................             7,349
  Shareholder servicing costs .......................................................             6,947
                                                                                          -------------
    Total expenses ..................................................................         2,418,500
                                                                                          -------------
     Net investment income ..........................................................        20,135,511
                                                                                          -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
  Net realized loss on investments ..................................................       (62,035,769)
  Net change in unrealized depreciation of investments ..............................        10,936,142
                                                                                          -------------
   Net loss on investments ..........................................................       (51,099,627)
                                                                                          -------------
    Net decrease in net assets resulting from operations ............................     $ (30,964,116)
                                                                                          =============

                       See Notes to Financial Statements


     ASTRA INSTITUTIONAL ADJUSTABLE U.S. GOVERNMENT SECURITIES PORTFOLIO
     STATEMENT OF CHANGES IN NET ASSETS
     YEAR ENDED OCTOBER 31,
----------------------
                                                                                 1995                 1994
                                                                              ------------       -------------
OPERATIONS:
 Net investment income .....................................................  $ 20,135,511       $  55,439,118
 Net realized loss on investments ..........................................   (62,035,769)        (36,149,068)
 Net change in unrealized depreciation of investments ......................    10,936,142         (55,270,698)
                                                                              ------------       -------------
 Net decrease in net assets resulting from operations ......................   (30,964,116)        (35,980,648)

DISTRIBUTIONS TO SHAREHOLDERS:
 Distributions from net investment income ($4.828 and $4.786
  per share, respectively) .................................................   (16,286,136)        (45,148,450)

CAPITAL SHARE TRANSACTIONS:
 Net decrease in net assets derived from the net change in
  the number of outstanding shares (a) .....................................  (315,510,221)       (677,765,844)
                                                                              ------------       -------------
    Total decrease in net assets ...........................................  (362,760,473)       (758,894,942)
Net assets at the beginning of period ......................................   535,352,934       1,294,247,876
                                                                              ------------       -------------
NET ASSETS at the end of period (including undistributed
 net investment income of $14,888 and $-0-, respectively) ..................  $172,592,461       $ 535,352,934
                                                                              ============       =============
----------

(a) A summary of capital share transactions is as follows:

                                                        Year Ended                         Year Ended
                                                      October 31, 1995                   October 31, 1994
                                                 ---------------------------        ---------------------------
                                                   Shares           Value            Shares            Value
                                                 ----------    -------------        ----------    -------------
Shares sold ...................................      12,991    $   1,294,478           155,249    $  15,049,299
Shares issued in payment of
 distributions to shareholders ................     105,611        8,569,781           257,920       24,531,711
                                                 ----------    -------------        ----------    -------------
Shares repurchased ............................  (3,958,690)    (325,374,480)       (7,526,415)    (717,346,854)
                                                 ----------    -------------        ----------    -------------
  Net decrease ................................  (3,840,088)   $(315,510,221)       (7,113,246)   $(677,765,844)
                                                 ==========    =============        ==========    =============

                        See Notes to Financial Statements


     ASTRA INSTITUTIONAL ADJUSTABLE U.S. GOVERNMENT SECURITIES PORTFOLIO
     FINANCIAL HIGHLIGHTS
     FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD
----------------------
                                                                                                       November 27, 1991
                                                                                                       (commencement of
                                                                Year Ended October 31,                  operations) to
                                                     -------------------------------------------         October 31,
                                                       1995           1994                 1993             1992
                                                     -------        --------              -------          --------
PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of period .............   $88.650        $ 98.410              $99.600          $100.000
                                                     -------        --------              -------          --------
Income (loss) from investment
 operations--
 Net investment income ...........................     5.750(b)        5.890                6.040             7.539
 Net realized and unrealized loss
  on investments .................................   (11.072)(b)     (10.864)              (0.601)           (0.419)
                                                     -------        --------              -------          --------
   Total from investment
    operations ...................................    (5.322)         (4.974)               5.439             7.120
                                                     -------        --------              -------          --------
 Less distributions--

Distributions from net investment
  income .........................................     4.828           4.786                6.061             7.520
 Distributions from paid-in capital                     --              --                  0.568
                                                     -------        --------              -------          --------
   Total distributions ...........................     4.828           4.786                6.629             7.520
                                                     -------        --------              -------          --------
Net asset value, end of period ...................   $78.500        $ 88.650              $98.410          $ 99.600
                                                     =======        ========              =======          ========
TOTAL RETURN .....................................     (6.00)%         (5.25)%               5.62%             7.80%(a)
RATIOS/SUPPLEMENTAL DATA
Net assets, end of period
 (in thousands) ..................................  $172,592        $535,353           $1,294,248        $1,111,565
Ratio to average net assets--
 Expenses ........................................      0.86%           0.62%                0.61%             0.64%(a)
 Net investment income ...........................      7.14%           6.17%                6.66%             7.09%(a)
Portfolio turnover rate ..........................       108%             83%                  87%              152%

----------

(a)  Annualized.
(b)  Based upon average shares outstanding throughout the period.

                       See Notes to Financial Statements.

        ASTRA INSTITUTIONAL ADJUSTABLE U.S. GOVERNMENT SECURITIES PORTFOLIO NOTES TO FINANCIAL STATEMENTS
        OCTOBER 31, 1995
------------------

NOTE 1--ORGANIZATION

Astra (formerly Pilgrim) Institutional Securities Trust (the "Company") is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Company was organized as a Massachusetts Business Trust on September 4, 1991 with an unlimited number of shares of beneficial interest without par value. The Company offers shares in two non-diversified series, Astra (formerly Pilgrim) Institutional Adjustable U.S. Government Securities Portfolio (the "Portfolio") and Astra (formerly Pilgrim) Institutional Adjustable Rate Securities Portfolio. The Portfolio was structured to serve as the investment vehicle for five affiliated open-end management investment companies: Astra (formerly Pilgrim) Adjustable U.S. Government Securities Trust I, I-A, II, III and IV (collectively, the "Trusts"). The Trusts invest substantially all of their net assets in the Portfolio, which has the same investment objective as that of the Trusts.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

A. SECURITY VALUATION. A valuation committee of the Board of Trustees is responsible for establishing security valuation policies, reviewing the valuation of portfolio securities, monitoring the level of illiquid securities and reviewing liquidity determinations. The Company considers to be illiquid all securities which cannot be disposed of within seven days in the ordinary course of business at approximately the amount at which the Portfolio values the security. Additionally, interest rate swap contracts, interest-only and principal-only mortgage backed securities, and special hazard certificates are treated as illiquid securities in accordance with Securities and Exchange Commission policy. Liquid securities are valued primarily using prices provided by independent pricing services which use prices provided by market-makers or estimates of market values obtained from yield and other data relating to instruments or securities with similar characteristics, and secondarily based upon market quotations and/or other available information. Securities for which reliable market information or pricing service quotes are not readily available, including illiquid securities, are valued at fair value as determined in good faith by, or under procedures established by, the Board of Trustees, which procedures may include the delegation of certain responsibilities regarding valuation to Astra (formerly Pilgrim) Management Corporation (the "Manager"). The Manager reports, as necessary, to the Trustees of the Company regarding portfolio valuation determinations. Short-term securities with less than sixty days remaining to maturity when acquired by the Portfolio will be valued on an amortized cost basis by the Portfolio when the Board of Trustees has determined that amortized cost is fair value.

B. FEDERAL INCOME TAXES. The Portfolio intends to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

C. SECURITY TRANSACTIONS, INCOME AND DISTRIBUTIONS. As is common in the industry, security transactions are accounted for on the trade date. Interest income on adjustable rate mortgage securities is recorded on the accrual basis at current interest rates. Dividends to shareholders from net investment income are declared daily and paid or reinvested monthly. Discounts and premiums on debt securities are amortized in accordance with the provisions of the Internal Revenue Code.

D. INTEREST RATE SWAP CONTRACTS. The Portfolio may enter into interest rate swap contracts as a hedging technique. Interest rate swap contracts are marked-to-market daily using market quotations or independent pricing services. The change in market value is recorded by the Portfolio as an unrealized gain or loss. Interest income (expense) is accrued daily on the contract's notional amount and applicable interest rates.

     Interest rate swap contracts may expose the Portfolio to risks resulting from unanticipated movements in interest rates or the failure of the counterparty to the agreement to perform in accordance with the terms of the contract.

E. DEFERRED ORGANIZATION EXPENSES. All of the Portfolio's expenses in connection with its organization are being borne by the Portfolio and will be amortized on a straight-line basis over a period of five years.

NOTE 3--INVESTMENTS

For the year ended October 31, 1995, the cost of purchases and the proceeds from sales of investments and principal repayments, excluding short-term securities, aggregated $279,816,300 and $517,132,104, respectively.

On October 31, 1995, the Portfolio held restricted securities (i.e., securities which may not be publicly sold without registration under the Federal Securities Act of 1933 (the "'33 Act") or without an exemption under the '33 Act). The valuation committee of the Board has reviewed the trading markets for certain of the Portfolio's restricted securities and has determined that they are liquid and readily marketable. At October 31, 1995 other restricted securities having a market value of $7,007,359, representing 4.1% of the Portfolio's net assets have been determined to be illiquid. On October 31, 1995, and on the acquisition dates of the restricted securities, there were no market quotations available for unrestricted securities of the same class. Dates of acquisition and costs of restricted securities are as follows:


Principal                                                                  Date(s) of
 Amount                                                                    Acquisition            Cost
---------                                                                ---------------       ------------
$ 7,968,857   Citibank NA Multifamily 1992-1, Class B ...........           03/25/92            $ 6,748,374
 11,675,216   Coast Federal Savings Bank 1991-1 .................     06/27/91 TO 08/02/91       10,494,539
  5,193,709   Coast Federal Savings Bank 1991-2, Class B-1 ......           12/04/91              4,396,398
  1,687,100   DLJ Mortgage Acceptance Corp 1992-1,
               Class B ..........................................           03/05/92              1,361,846
 15,987,737   PaineWebber Mortgage Acceptance Corp
               1991-1, Class B ..................................     10/24/91 TO 12/11/91       15,916,334
 19,138,236   Ryland Mortgage Securities Corp 1993-6A,
               Class C-1 ........................................           09/01/93             16,927,471
  7,764,997   USGI Capital Markets Group Inc, Multi Family
               1992-1 ...........................................           09/28/92              6,012,758
                                                                                                -----------
              Total restricted securities (Market Value of
               $19,256,250 was 11.1% of net assets at
               October 31, 1995) ................................                               $61,857,720
                                                                                                ===========


As of October 31, 1995 U.S. Government Securities with a value of $52,657,404 were placed in a separate account at the Custodian Bank to cover certain purchases of securities made on a delayed delivery basis.

At October 31, 1995 the Portfolio had a capital loss carryforward for Federal income tax purposes of $95,031,000 of which $6,618,000 expires in 2000, $4,385,000 in 2001, $25,842,000 in 2002, and $58,186,000 in 2003.

NOTE 4--INVESTMENT MANAGEMENT FEE AND
        OTHER TRANSACTIONS WITH AFFILIATES

The Manager provides the Portfolio with investment management and administrative services under an Investment Management Agreement. The Manager furnishes all investment advice, office space and salaries of personnel needed by the Portfolio, except those involved with record-keeping, daily net asset value calculations, placing orders for the execution of portfolio transactions, shareholder servicing, and maintaining registration of shares under state securities laws. As compensation for its services, the Manager is paid monthly a fee which is equal to the annual rate of 0.55% of the first $500 million of average daily net assets, 0.50% on net assets from $500 million to $1 billion and 0.45% on net assets over $1 billion. The Manager has agreed to reimburse the Portfolio and Trusts to the extent required so that the aggregate expenses do not exceed the expense limitations applicable to the Portfolio and Trusts under the securities laws or regulations of those states or jurisdictions in which the Trusts' shares are registered or qualified for sale. Currently, the most restrictive of such expense limitations would require the Manager to reimburse the Portfolio and Trusts to the extent required so that the Portfolio's and Trusts' expenses, as described above, for any fiscal year do not exceed 2-1/2% of the first $30 million of average daily net assets, 2% of the next $70 million of average net assets and 1-1/2% of the remaining average net assets. The amount of any such required reimbursement is limited to the management fees paid by the Portfolio to the Manager. Expenses for purposes of this expense limitation include the management fee, but exclude distribution expenses, brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, paid or incurred by the Portfolio or Trusts.

Certain officers and trustees of the Company are also officers and/or directors of the Trusts and the Manager.

NOTE 5--LEGAL MATTERS

Between December 1994 and July 1995, various complaints have been filed by certain shareholders of Astra Adjustable U.S. Government Securities Trusts I, I-A, II, III and IV and Astra Adjustable Rate Securities Trusts I, I-A, II, III and IV (collectively, the "Astra Trusts") in the United States District Court for the Central District of California and in the Superior Court for the State of California against the Company and certain of its officers and trustees, the Astra Trusts and certain of their officers and trustees, Astra Management Corporation, Astra Fund Distributors Corporation, and, Atlas Holdings Group Inc. and its principal stockholder and certain of its employees. These complaints have been consolidated in the United States District Court for the Central District of California in the matter referred to as "In re Pilgrim Securities Litigation."

The complaints allege violations of the Securities Act of 1933 and the Investment Company Act of 1940 relating principally to disclosure concerning pricing and liquidity of portfolio securities held by the two Portfolios of the Company. The complaints seek relief measured by the consideration each shareholder paid for shares of the Astra Trusts with interest thereon, less the amount of income received thereon, or in the event the shareholder no longer owns such shares, for damages, plus interest. Management of the Company believes the complaints are without merit and intents, and has been advised that each of the other defendants intends, to vigorously defend these actions. The ultimate outcome of these matters, however, cannot presently be determined and accordingly the Portfolios have made no provision for any losses which may result from settlement of these complaints.

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
---------------------

To the Shareholders of Astra Institutional Adjustable
U.S. Government Securities Portfolio and the
Trustees of Astra Institutional Securities Trust
San Diego, California

We have audited the statement of assets and liabilities of Astra (formerly Pilgrim) Institutional Adjustable U.S. Government Securities Portfolio (a series of shares Astra (formerly Pilgrim) Institutional Securities Trust), including the portfolio of investments, as of October 31, 1995, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the three years in the period then ended and for the period from November 22, 1991 (commencement of operations) to October 31, 1992. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1995, by correspondence with the custodian and brokers.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Astra Institutional Adjustable U.S. Government Securities Portfolio as of October 31, 1995, and the results of its operations for the year then ended, and the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the three years in the period then ended and for the period from November 22, 1991 to October 31, 1992, in conformity with generally accepted accounting principles.

As discussed in Note 5 to the accompanying financial statements, Astra Institutional Adjustable U.S. Government Securities Portfolio has been named as a defendant in various complaints alleging violations of the Securities Act of 1933 and the Investment Company Act of 1940 and seeking substantial relief. The outcome of these matters cannot presently be determined and accordingly no provision for any losses which may result from settlement of these matters has been made in the accompanying financial statements.

As discussed in Notes 2A and 3, the financial statements include investments in subordinated residential and derivative mortgage securities valued at $7,007,359 (representing 4.1% of net assets), which the Board of Trustees of Astra Institutional Securities Trust has determined are illiquid and whose fair value is determined under procedures approved by Astra Institutional Securities Trust's Board of Trustees, in the absence of readily ascertainable market values. We have reviewed the procedures adopted by the Board of Trustees in determining fair value and have inspected underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation of those procedures appropriate. However, because the market value of these securities can only be established by negotiation between parties in a sales transaction, and because of the uncertainty inherent in the valuation process, the fair values as determined may differ significantly from the values that would have been used had a ready market for these securities existed.

                                               TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
December 7, 1995



      ASTRA INSTITUTIONAL ADJUSTABLE RATE SECURITIES PORTFOLIO
      PORTFOLIO OF INVESTMENTS AS OF OCTOBER 31, 1995
------------
                                                                                                     Market
  Principal                                                            Interest                       Value
   Amount                                                                Rate*      Maturity        (Note 2A)
  --------                                                             --------     --------        ---------
                  ADJUSTABLE RATE MORTGAGE SECURITIES: 85.5%
                  U.S. GOVERNMENT AGENCY SECURITIES: 52.2%
$ 2,465,460       Federal Home Loan Mortgage Corporation,
                   Pool 775572 ......................................   6.615%      06/01/24      $  2,480,869
  1,989,269       Government National Mortgage Association,
                   Pool 8660 ........................................   6.500%      07/20/25         2,012,891
  5,076,136       Government National Mortgage Association,
                   Pool 8685 ........................................   6.500%      08/20/95         5,136,415
  5,000,000       Government National Mortgage Association,
                   November TBA .....................................   6.500%           TBA         5,059,375
                                                                                                  ------------
                     Total U.S. Government Agency Securities ........                               14,689,550
                                                                                                  ------------
                  SUBORDINATED RESIDENTIAL MORTGAGE SECURITIES: 33.3%
  1,554,415(R)    Coast Federal Bank 1991-2, Class B-1 ..............   2.709%      11/25/21            17,271
    613,146(R)    Paine Webber Mortgage Acceptance Corp. 1991-1,
                   Class B ..........................................   1.050%      02/21/21             5,490
 13,541,388(R)(I) Ryland Mortage Securities Corp 1993-6A, Class C-1 .   7.530%      12/29/31         3,992,408
  3,350,527(R)(I) Securitized Asset Sales Inc. 1993-5, Class B-1 ....   8.417%      06/25/23         2,278,358
  5,624,635(R)(I) Securitized Asset Sales Inc. 1993-8, Class D ......   7.599%      12/26/23         3,093,549
                                                                                                  ------------
                     Total Subordinated Residential
                      Mortgage Securities ...........................                                9,387,076
                                                                                                  ------------
                     Total Adjustable Rate Mortgage Securities ......                               24,076,626
                                                                                                  ------------

                  SHORT-TERM SECURITIES: 31.8%
                  U.S. GOVERNMENT AGENCY DISCOUNT NOTES: 31.8%
  6,650,000       Federal Home Loan Mortgage Corporation ............   5.850%      11/01/95         6,650,000
  2,330,000       Federal National Mortgage Association .............   5.630%      11/21/95         2,322,712
                                                                                                  ------------
                     Total Short-Term Securities ....................                                8,972,712
                                                                                                  ------------
                  Total Investments In Securities
                   (Cost $46,248,784) ...............................                  117.3%       33,049,338
                  Liabilities in Excess of Other Assets-Net .........                 ( 17.3%)      (4,882,439)
                                                                                       -----      ------------
                  Total Net Assets ..................................                  100.0%     $ 28,166,899
                                                                                       =====      ============
----------


(R) Restricted securities (See Note 3).
(I) Illiquid securities (See Note 3).
  * Rates shown are as of October 31, 1995. Interest rates on adjustable rate mortgage securities reset periodically.
** Cost for Federal income tax purposes is $46,248,784 and net unrealized depreciation consists of:

     Gross Unrealized Appreciation ........................  $     43,399
     Gross Unrealized Depreciation ........................   (13,242,845)
                                                              -----------
     Net Unrealized Depreciation ..........................  $(13,199,446)
                                                             ============

                       See Notes to Financial Statements



       ASTRA INSTITUTIONAL ADJUSTABLE RATE SECURITIES PORTFOLIO
       STATEMENT OF ASSETS AND LIABILITIES
       OCTOBER 31, 1995
------------
ASSETS:
 Investments in securities at value (identified cost $46,248,784) (Notes 2A and 3) ...... $  33,049,338
 Cash ...................................................................................         3,452
 Receivables:
  Interest ..............................................................................       293,803
  Principal repayments ..................................................................        11,826
 Deferred organization expense (net of accumulated amortization of $37,181) (Note 2E) ...         9,549
 Prepaid expenses .......................................................................        11,619
                                                                                          -------------
   Total Assets .........................................................................    33,379,587
                                                                                          -------------
LIABILITIES:
 Payable for securities purchased .......................................................     5,072,083
 Accrued expenses .......................................................................       140,605
                                                                                          -------------
   Total Liabilities ....................................................................     5,212,688
                                                                                          -------------
NET ASSETS .............................................................................. $  28,166,899
                                                                                          =============
Net asset value per share ($28,166,899 / 584,020 shares) ................................ $       48.23
                                                                                          =============
At October 31, 1995 the components of net assets were as follows:
 Paid-in capital ........................................................................ $ 142,344,982
 Accumulated net realized loss on investments ...........................................  (100,978,637)
 Net unrealized depreciation of investments .............................................   (13,199,446)
                                                                                          -------------
   Net Assets ........................................................................... $  28,166,899
                                                                                          =============

       STATEMENT OF OPERATIONS
       YEAR ENDED OCTOBER 31, 1995

INVESTMENT INCOME:
 INCOME:
  Interest .............................................................................. $   9,633,825
                                                                                          -------------
 EXPENSES:
  Investment management fee (Note 4) ....................................................       629,095
  Professional fees .....................................................................       199,473
  Recordkeeping fees ....................................................................       157,850
  Custody fees ..........................................................................        39,693
  Amortization of organization expense (Note 2E) ........................................         9,519
  Miscellaneous .........................................................................         8,873
  Shareholder servicing costs ...........................................................         7,795
                                                                                          -------------
   Total expenses .......................................................................     1,052,298
                                                                                          -------------
    Net investment income ...............................................................     8,581,527
                                                                                          -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
  Net realized loss on investments ......................................................   (85,991,915)
  Net change in unrealized depreciation of investments ..................................    11,674,390
                                                                                          -------------
   Net loss on investments ..............................................................   (74,317,525)
                                                                                          -------------
    Net decrease in net assets resulting from operations ................................ $ (65,735,998)
                                                                                          =============


                       See Notes to Financial Statements



      ASTRA INSTITUTIONAL ADJUSTABLE RATE SECURITIES PORTFOLIO
      STATEMENT OF CHANGES IN NET ASSETS
      YEAR ENDED OCTOBER 31,
------------
                                                                        1995               1994
                                                                    ------------       ------------
OPERATIONS:
 Net investment income ...........................................  $  8,581,527       $ 32,919,997
 Net realized loss on investments ................................   (85,991,915)       (16,543,911)
 Net change in unrealized depreciation of investments ............    11,674,390        (29,384,149)
                                                                    ------------       ------------
 Net decrease in net assets resulting from operations ............   (65,735,998)       (13,008,063)

DISTRIBUTIONS TO SHAREHOLDERS:
 Distributions from net investment income ($2.545 and $6.040
  per share, respectively) .......................................    (4,981,182)       (31,490,080)
 Distributions from paid-in capital ($0.316 per share) ...........      (619,391)              --

CAPITAL SHARE TRANSACTIONS:
 Net decrease in net assets derived from the net change
  in the number of outstanding shares(a) .........................  (234,382,963)       (77,417,265)
                                                                    ------------       ------------
    Total decrease in net assets .................................  (305,719,534)      (121,915,408)
 Net assets at the beginning of the period .......................   333,886,433        455,801,841
                                                                    ------------       ------------
 NET ASSETS at the end of the period .............................  $ 28,166,899       $333,886,433
                                                                    ============       ============

--------
(a) A summary of capital share transactions is as follows:


                                            Year Ended                         Year Ended
                                        October 31,  1995                   October 31, 1994
                                    -----------------------------       --------------------------
                                      Shares            Value             Shares           Value
                                    ----------       ------------       ----------     ------------
Shares sold ......................      25,199      $   2,037,744        2,178,149    $ 214,199,679
Shares issued in payment of
 distributions to shareholders ...      48,815          3,084,153           98,531        9,503,167
Shares repurchased ...............  (3,211,688)      (239,504,860)      (3,156,985)    (301,120,111)
                                    ----------      -------------       ----------    -------------
 Net decrease ....................  (3,137,674)     $(234,382,963)        (880,305)   $ (77,417,265)
                                    ==========      =============       ==========    =============

                       See Notes to Financial Statements


       ASTRA INSTITUTIONAL ADJUSTABLE RATE SECURITIES PORTFOLIO
       STATEMENT OF CASH FLOWS
       FOR THE YEAR ENDED OCTOBER 31, 1995
------------
INCREASE (DECREASE) IN CASH
CASH FLOWS FROM OPERATING ACTIVITIES:
 Interest received .................................................................   $  12,843,590
 Operating expenses paid ...........................................................      (1,430,432)
 Net proceeds from disposition of short-term investments ...........................      32,787,896
 Purchases of portfolio securities .................................................     (53,676,590)
 Proceeds from disposition of portfolio securities and interest rate swap contracts      245,983,052
 Proceeds from principal paydowns ..................................................       8,086,339
                                                                                       -------------
  Net cash provided by operating activities ........................................     244,593,855
                                                                                       -------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from capital stock sold .................................................       2,037,744
  Payments for capital stock redeemed ..............................................    (239,504,860)
  Cash dividends paid (a) ..........................................................      (3,529,591)
  Net decrease in cash overdraft ...................................................      (3,593,696)
                                                                                       -------------
   Net cash used for financing activities ..........................................    (244,590,403)
                                                                                       -------------
 Net change in cash ................................................................           3,452
 Cash at beginning of period .......................................................            --
                                                                                       -------------
 Cash at end of period .............................................................   $       3,452
                                                                                       =============
  RECONCILIATION OF NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS TO
  NET CASH PROVIDED BY OPERATING ACTIVITIES:
  Net decrease in net assets resulting from operations .............................   $ (65,735,998)
                                                                                       -------------
  Adjustments to reconcile net decrease in net assets from operations to net cash provided by operating activities:
    Decrease in investments in securities ..........................................     311,156,139
    Decrease in receivable for securities sold .....................................       8,481,585
    Decrease in receivables for principal paydowns .................................          21,193
    Increase in prepaid expenses ...................................................         (11,619)
    Decrease in deferred organization expenses .....................................           9,520
    Decrease in accrued expenses ...................................................        (376,035)
    Decrease in other liabilities ..................................................        (138,402)
    Decrease in interest receivable ................................................       4,839,945
    Decrease in interest rate swap contracts .......................................       1,573,361
    Decrease in payable for securities purchased ...................................     (15,225,834)
                                                                                       -------------
      Total adjustments ............................................................     310,329,853
                                                                                       -------------
        Net cash provided by operating activities ..................................   $ 244,593,855
                                                                                       =============
--------

(a) Non-cash financing activities included herein consist of reinvestment of distributions to shareholders of $3,084,153.

                       See Notes to Financial Statements


      ASTRA INSTITUTIONAL ADJUSTABLE RATE SECURITIES PORTFOLIO
      FINANCIAL HIGHLIGHTS
      FOR A SHARE OUTSTANDING THROUGHOUT EACH PERIOD
------------
                                                                                           November 22, 1991
                                                                                           (commencement of
                                                         Year Ended October 31,             operations) to
                                                --------------------------------------        October 31,
                                                  1995           1994            1993            1992
                                                -------        --------        --------        --------
PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of period .........  $89.710        $ 99.040        $ 99.050        $100.000
                                                -------        --------        --------        --------
Income (loss) from investment operations--
 Net investment income .......................    6.049(d)        6.460           7.804           8.606
 Net realized and unrealized loss
  on investments .............................  (44.668)(d)      (9.750)         (0.004)         (0.950)
                                                -------        --------        --------        --------
   Total from investment operations ..........  (38.619)         (3.290)          7.800           7.656
                                                -------        --------        --------        --------
Less distributions--
 Distributions from net investment
  income .....................................    2.545           6.040           7.810           8.606
 Distributions from paid-in capital ..........    0.316            --              --              --
                                                -------        --------        --------        --------
   Total distributions .......................    2.861           6.040           7.810           8.606
                                                -------        --------        --------        --------
Net asset value, end of period ...............  $48.230        $ 89.710        $ 99.040        $ 99.050
                                                =======        ========        ========        ========
TOTAL RETURN .................................   (44.04)%         (3.56)%          8.14%           8.51%(a)

RATIOS/SUPPLEMENTAL DATA
Net assets, end of period (in thousands) .....  $28,167        $333,886        $455,802        $156,682

Ratio to average net assets--
 Expenses ....................................     1.09%           0.76%           0.76%           0.76%(a)(b)
 Net investment income .......................     8.87%           6.55%           7.61%           9.14%(a)(c)
Portfolio turnover rate ......................       45%             61%            107%            254%

------------

(a)  Annualized.
(b) Ratio of expenses to average net assets prior to expense waivers was 0.79%(a).
(c) Ratio of net investment income to average net assets prior to expense waivers was 9.11%(a).
(d)  Based upon average shares outstanding throughout the period.

                       See Notes to Financial Statements

     ASTRA INSTITUTIONAL ADJUSTABLE RATE SECURITIES PORTFOLIO
     NOTES TO FINANCIAL STATEMENTS
     OCTOBER 31, 1995
------------
NOTE 1--ORGANIZATION

Astra (formerly Pilgrim) Institutional Securities Trust (the "Company") is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Company was organized as a Massachusetts Business Trust on September 4, 1991 with an unlimited number of shares of beneficial interest without par value. The Company offers shares in two non-diversified series, Astra (formerly Pilgrim) Institutional Adjustable Rate Securities Portfolio (the "Portfolio") and Astra (formerly Pilgrim) Institutional Adjustable U.S. Government Securities Portfolio. The Portfolio was structured to serve as the investment vehicle for five affiliated open-end management investment companies: Astra (formerly Pilgrim) Adjustable Rate Securities Trust I, I-A, II, III and IV (collectively, the "Trusts"). The Trusts invest substantially all of their net assets in the Portfolio, which has the same investment objectives as that of the Trusts.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

A. SECURITY VALUATION. valuation committee of the Board of Trustees is responsible for establishing security valuation policies, reviewing the valuation of portfolio securities, monitoring the level of illiquid securities and reviewing liquidity determinations. The Company considers to be illiquid all securities which cannot be disposed of within seven days in the ordinary course of business at approximately the amount at which the Portfolio values the security. Additionally, interest rate swap contracts, interest-only and principal-only mortgage backed securities, and special hazard certificates are treated as illiquid securities in accordance with Securities and Exchange Commission policy. Liquid securities are valued primarily using prices provided by independent pricing services which use prices provided by market-markers or estimates of market values obtained from yield and other data relating to instruments or securities with similar characteristics, and secondarily based upon market quotation and/or other available information. Securities for which reliable market information or pricing service quotes are not readily available, including illiquid securities, are valued at fair value as determined in good faith by, or under procedures established by, the Board of Trustees, which procedures may include the delegation of certain responsibilities regarding valuation to Astra (formerly Pilgrim) Management Corporation (the "Manager"). The Manager reports, as necessary, to the Trustees of the Company regarding portfolio valuation determinations. Short-term securities with less than sixty days remaining to maturity when acquired by the Portfolio are valued on an amortized cost basis by the Portfolio when the Board of Trustees has determined that amortized cost is fair value.

 B. FEDERAL INCOME TAXES. The Portfolio intends to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

 C. SECURITY TRANSACTIONS, INCOME AND DISTRIBUTIONS. As is common in the industry, security transactions are accounted for on the trade date. Interest income on adjustable rate mortgage securities is recorded on the accrual basis at current interest rates. Dividends to shareholders from net investment income are declared daily and paid or reinvested monthly. Discounts and premiums on debt securities are amortized in accordance with the provisions of the Internal Revenue Code.

 D. INTEREST RATE SWAP CONTRACTS. The Portfolio may enter into interest rate swap contracts as a hedging technique. Interest rate swap contracts are marked-to-market daily using market quotations or independent pricing services. The change in market value is recorded by the Portfolio as an unrealized gain or loss. Interest income (expense) is accrued daily on the contract's notional amount and applicable interest rates.

     Interest rate swap contracts may expose the Portfolio to risks resulting from unanticipated movements in interest rates or the failure of the counterparty to the agreement to perform in accordance with the terms of the contract.

E. DEFERRED ORGANIZATION EXPENSES. All of the Portfolio's expenses in connection with its organization are being borne by the Portfolio and are amortized on a straight line basis over a period of five years.

NOTE 3--INVESTMENTS

For the year ended October 31, 1995, the cost of purchases and the proceeds from sales of investments and principal repayments, excluding short-term securities, aggregated $38,450,756 and $247,752,582, respectively.

On October 31, 1995, the Portfolio held restricted securities (i.e., securities which may not be publicly sold without registration under the Federal Securities Act of 1933 (the "33 Act") or without an exemption under the 33 Act). The valuation committee of the Board has reviewed the trading markets for certain of the Portfolio's restricted securities and has determined that they are liquid and readily marketable. At October 31, 1995 other restricted securities having a market value of $9,364,315, representing 33.2% of the Portfolio's net assets have been determined to be illiquid. On October 31, 1995, and on the acquisition dates of the restricted securities, there were no market quotations available for unrestricted securities of the same class. Dates of acquisition and costs of restricted securities are as follows:


      PRINCIPAL                                                               DATE(S) OF
       AMOUNT                                                                 ACQUISITION               COST
     ----------                                                             ---------------           ----------

      $1,554,415   Coast Federal Bank 1991-2 Class B-1 ..................   12/04/91 to 01/16/92      $ 1,313,968
         613,146   Paine Webber Mortgage Acceptance Corp
                    1991-1, Class B ....................................   12/05/91 to 01/01/92           610,922
      13,541,388   Ryland Mortgage Securities Corp. 1993-6A,
                    Class C-1 ..........................................         09/01/93              12,192,505
       3,350,527   Securitized Asset Sales Inc. 1993-5,
                    Class B-1 ..........................................         09/28/93               3,157,158
       5,624,635   Securitized Asset Sales Inc. 1993-8,
                    Class D ...........................................         03/04/94                5,355,368
                                                                                                      -----------
                   Total restricted securities (Market Value of
                    $9,387,076 was 33.3% of net assets at
                    October 31, 1995) .................................                               $22,629,921
                                                                                                      ===========



As of October 31, 1995 U.S. Government Securities with a value of $5,136,415 were placed in a separate account at the Custodian Bank to cover certain purchases of securities made on a delayed delivery basis.

At October 31, 1995 the Portfolio had a capital loss carryforward for Federal income tax purposes of $100,979,000 of which $221,000 expires in 2000, $3,271,000 in 2001, $15,105,000 in 2002 and $82,382,000 in 2003.

NOTE 4--INVESTMENT MANAGEMENT FEE AND OTHER TRANSACTIONS WITH AFFILIATES

The Manager provides the Portfolio with investment management and administrative services under an Investment Management Agreement. The Manager furnishes all investment advice, office space and salaries of personnel needed by the Portfolio, except those involved with record keeping, daily net asset value calculations, placing orders for the execution of portfolio transactions, shareholder servicing, and maintaining registration of shares under state securities laws. As compensation for its services, the Manager is paid monthly a fee which is equal to the annual rate of 0.65% of the first $500 million of average daily net assets, 0.60% on net assets from $500 million to $1 billion and 0.55% on net assets over $1 billion.

The Manager has agreed to reimburse the Portfolio and Trusts to the extent required so that the aggregate expenses do not exceed the expenses limitations applicable to the Portfolio and Trust under the securities laws or regulations of those states or jurisdictions in which the Trusts' shares are registered or qualified for sale. Currently, the most restrictive of such expense limitations would require the Manager to reimburse the Portfolio and Trusts to the extent required so that the Portfolio's and Trusts' expenses, as described above, for any fiscal year do not exceed 2-1/2% of the first $30 million of average daily net assets, 2% of the next $70 million of average net assets and 1-1/2% of the remaining average net assets. The amount of any such required reimbursement is limited to the management fees paid by the Portfolio to the Manager. Expenses for purposes of this expense limitation include the management fee, but exclude distribution expenses, brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, paid or incurred by the Portfolio or Trusts.

Certain officers and trustees of the Company are also officers and/or trustees/directors of the Trusts and the Manager.

NOTE 5--LEGAL MATTERS

Between December 1994 and May 1995, various complaints have been filed by certain shareholders of Astra Adjustable U.S. Government Securities Trusts I, I-A, II, III and IV and Astra Adjustable Rate Securities Trusts I, I-A, II, III and IV (collectively, the "Astra Trusts") in the United States District Court for the Central District of California and in the Superior Court for the State of California against the Company and certain of its officers and trustees, the Astra Trusts and certain of their officers and trustees, Astra Management Corporation, Astra Fund Distributors Corporation, and Atlas Holding Group Inc. and its principal stockholder and certain of its employees. These complaints have been consolidated in the United States District Court for the Central District of California in the matter referred to as "In re Pilgrim Securities Litigation."

The complaints allege violations of the Securities Act of 1933 and the Investment Company Act of 1940 relating principally to disclosure concerning pricing and liquidity of portfolio securities held by the two Portfolios of the Company. The complaints seek relief measured by the consideration each shareholder paid for shares of the Astra Trusts with interest thereon, less the amount of income received thereon, or in the event the shareholder no longer owns such shares, for damages, plus interest. Management of the Company believes the complaints are without merit and intends, and has been advised that each of the other defendants intends, to vigorously defend these actions. The ultimate outcome of these matters, however, cannot presently be determined and accordingly the Portfolios have made no provision for any losses which may result from settlement of these complaints.

NOTE 6--SUBSEQUENT EVENT

On December 6, 1995 the Portfolio entered into contracts for the sale of three subordinated residential mortgage securities which the Valuation Committee of the Company's Board of Trustees had designated as illiquid (see Note 3). These securities were carried at fair value of $9,364,315, representing approximately 33.2% of the Portfolio's net assets, as of October 31, 1995. The total consideration received from these sales was $8,266,676 which was approximately 11.7% less than fair value as of October 31, 1995.

     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
------------
To the Shareholders of Astra Institutional Adjustable Rate
Securities Portfolio and the Trustees of Astra Institutional Securities Trust San Diego, California

We have audited the statement of assets and liabilities of Astra (formerly Pilgrim) Institutional Adjustable Rate Securities Portfolio (a series of shares of Astra (formerly Pilgrim) Institutional Securities Trust), including the portfolio of investments, as of October 31, 1995, and the related statements of operations and cash flows for the year then ended, the statement of changes in net assets for each of the two years in the period then ended and the financial highlights for each of three years in the period then ended and for the period from November 22, 1991 (commencement of operations) to October 31, 1992. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1995 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Astra Institutional Adjustable Rate Securities Portfolio as of October 31, 1995, and the results of its operations and its cash flows for year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the three years in the period then ended and for the period from November 22, 1991 to October 31, 1992, in conformity with generally accepted accounting principles.

As discussed in Note 5 to the accompanying financial statements Astra Institutional Adjustable Rate Securities Portfolio has been named as a defendant in various complaints alleging violations of the Securities Act of 1933 and the Investment Company Act of 1940 and seeking substantial relief. The outcome of these matters cannot presently be determined and accordingly no provision for any losses which may result from settlement of these matters has been made in the accompanying financial statements.

As discussed in Notes 2A and 3, the financial statements include investments in subordinated residential mortgage securities valued at $9,364,315 (representing 33.2% of net assets), which the Board of Trustees of Astra Institutional Securities Trust has determined are illiquid and whose fair value is determined under procedures approved by Astra Institutional Securities Trust's Board of Trustees, in the absence of readily ascertainable market values. We have reviewed the procedures adopted by the Board of Trustees in determining fair value and have inspected underlying documentation, and in the circumstance we believe the procedures are reasonable and the documentation of those procedures appropriate. However, because the market value of these securities can only be established by negotiation between parties in a sales transaction, and because of the uncertainty inherent in the valuation process, the fair values as determined may differ significantly from the values that would have been used had a ready market for these securities existed.

                                            TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
December 7, 1995

                            PART C. OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS.

     List all financial statements and exhibits filed as part of the Registration Statement.

     (a) Financial Statements:

         In Part A:     None.

         In Part B:     Audited Financial Statements for Astra Institutional
                        Adjustable U.S. Government Securities Portfolio and
                        Astra Institutional Adjustable Rate Securities
                        Portfolio for the fiscal year ended October 31, 1995 including the report of Tait, Weller & Baker, independent public accountants for the Portfolios.

         In Part C:     None.

     (b) Exhibits:

         (1)(a) Agreement and Declaration of Trust of Astra Institutional Securities Trust (formerly Pilgrim Institutional Securities Trust).(1)



         (1)(b) Name Change Amendment to the Agreement and Declaration of Trust of Astra Institutional Securities Trust. (formerly Pilgrim Institutional Securities Trust).(2)

         (2)(a) By-laws of Astra Institutional Securities Trust (formerly Pilgrim Institutional Securities Trust).(1)

         (2)(b) Name Change Amendment to the By-laws of Astra Institutional Securities Trust. (formerly Pilgrim Institutional Securities Trust).(2)

         (3)            Not applicable.

         (4)            Specimen share certificate.(1)

         (5)(a)         Form of Investment Management Agreement.(1)

         (5)(b) Form of Name Change Amendment to Investment Management Agreement.(2)

         (6)            Not applicable.

         (7)            Not applicable.

         (8)(a)         Custodian Services Agreement.(2)

--------------
(1) Incorporated herein by reference from AIST's initial registration statement, filed September 9, 1991.

(2) Filed herewith.

         (8)(b)         Sub-Administration Agreement.(2)

         (8)(c)         Accounting Services Agreement.(2)

         (9)            Form of Transfer Agency Agreement.(1)

         (10)           Not applicable.

         (11)           Not applicable.

         (12)           Not applicable.

         (13)           Not applicable.

         (14)           Not applicable.

         (15)           Not applicable.

         (16)           Not applicable.

         (17)           Financial Data Schedule.(2)

         (18)           Not applicable.

ITEM 25. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

                None.

ITEM 26. NUMBER OF HOLDERS OF SECURITIES.

     The following information is given as of January 31, 1996:

                      (1)                                      (2)
                  Title of Class                     Number of Record Holders
                  ---------------                    -------------------------

                  Astra Institutional
                  Adjustable U.S. Government
                  Securities Portfolio --                      5
                  Shares of Beneficial
                  Interest (no Par Value)

                  Astra Institutional
                  Adjustable Rate Securities
                  Portfolio --                                 4
                  Shares of Beneficial
                  Interest (no Par Value)

--------------
(1) Incorporated herein by reference from AIST's initial registration statement, filed September 9, 1991.

(2) Filed herewith.

ITEM 27. INDEMNIFICATION.

     Reference is hereby made to Article VIII of Registrant's Declaration of Trust referenced herewith as Exhibit (b)(1).

ITEM 28. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

     Certain of the officers and directors of the Registrant's investment adviser also serve as officers and/or directors for other investment companies in the Astra Group and with Atlas Holdings Group, Inc. and subsidiaries. For additional information, please see Parts A and B.

ITEM 29. PRINCIPAL UNDERWRITERS.

     The exclusive placement agent for the Portfolio is Astra Fund Distributors Corp., which receives no additional compensation for serving in this capacity.

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS.

     The accounts, books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 will be kept by the Registrant, its Investment Manager or its Shareholder Servicing Agent.

ITEM 31. MANAGEMENT SERVICES.

     There are no management-related service contracts not discussed in Parts A and B.

ITEM 32. UNDERTAKINGS.

     None.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles and the State of California, on the 7th day of February, 1996.

                  ASTRA INSTITUTIONAL SECURITIES TRUST
                 (formerly Pilgrim Institutional Securities Trust)




                     /s/ PALOMBA WEINGARTEN
                     -------------------------------------------
                     Palomba Weingarten, Chairman

                                 EXHIBIT INDEX


  Exhibits:                              Description
  ---------                              -----------



   (1)(b) Name Change Amendment to the Agreement and Declaration of Trust of Astra Institutional Securities Trust. (formerly Pilgrim Institutional Securities Trust).

   (2)(b) Name Change Amendment to the By-laws of Astra Institutional Securities Trust. (formerly Pilgrim Institutional Securities Trust).

   (5)(b)          Form of Name Change Amendment to Investment Management
                   Agreement.

   (8)(a)          Custodian Services Agreement.

   (8)(b)          Sub-Administration Agreement.

   (8)(c)          Accounting Services Agreement.

   (17)            Financial Data Schedule.